Exhibit 2

Council of Europe Development Bank Year ended December 31, 2023
Independent auditor’s report on the annual financial statements

ERNST & YOUNG Audit

ERNST & YOUNG Audit Tour First TSA 14444 92037 Paris–La Défense cedex	Tél. : +33 (0) 1 46 93 60 00 www.ey.com/fr

Council of Europe Development Bank

Year ended December 31, 2023

Independent auditor’s report on the annual financial statements

To the Governor,

Opinion

We have audited the annual financial statements of the Council of Europe Development Bank (the “Bank”), which comprise the balance sheet as at December 31, 2023 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

These financial statements were closed under your responsibility.

In our opinion, the accompanying annual financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2023, and its financial performance and cash flows for the year then ended, in accordance with International Financial Reporting Standards as adopted by the European Union.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Annual Financial Statements section of our report. We are independent of the Bank in accordance with the International Ethics Standards Board for Accountants’ International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) together with the ethical requirements that are relevant to our audit of the annual financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the annual financial statements for the current period. Those matters were addressed in the context of our audit of the annual financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on those matters.

S.A.S. à capital variable

344 366 315 R.C.S. Nanterre

Société de Commissaires aux Comptes

Société d’expertise comptable inscrite au Tableau

de l’Ordre de la Région Paris – Ile-de-France

Siège social : 1-2, place des Saisons - 92400 Courbevoie - Paris-La Défense 1

Valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments

Risk identified

As at December 31, 2023, the financial instruments at fair value through profit or loss amounted to K€ 227,801 in assets and K€ 349,156 in liabilities. The hedging derivative financial instruments amounted to K€ 1,832,305 in assets and K€ 1,762,881 in liabilities.

As set out in Note A to the annual financial statements, the financial assets and liabilities under these categories are valued and recorded at their market value. The market value of these instruments is determined either by using quoted prices on an active market or by applying a valuation technique including:

•	The mathematical calculation methods based on financial assumptions.

•	The parameters whose value is determined either by using prices of instruments traded in active markets or based on statistical estimates or other quantitative methods in the absence of an active market.

Given the significance of those financial instruments and the related estimate’s inherent uncertainty, we considered the valuation of financial instruments at fair value through profit or loss and hedging derivative financial instruments as a key audit matter.

Our response

We obtained an understanding of the Bank’s process related to the determination of the fair value of interest rate swaps and currency rate swaps, as well as the methodology implemented by the Bank to model the fair valuation.

We compared the valuation of swaps to external information prepared by the counterparties and recalculated the valuation for a sample of interest-rate swaps (IRS) and currency-interest-rate swaps (CIRS).

Other Information included in the Bank’s Annual Report as at December 31,2023

Other information consists of the information included in the Annual Report, other than the financial statements and our auditor’s report thereon. Management is responsible for the other information.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements, or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Council of Europe Development Bank	2

Responsibilities of Management and Those Charged with Governance for the Annual Financial Statements

Management is responsible for the preparation and fair presentation of the annual financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as Management determines is necessary to enable the preparation of annual financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the annual financial statements, Management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless Management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Annual Financial Statements

Our objectives are to obtain reasonable assurance about whether the annual financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these annual financial statements.

As part of an audit performed in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the annual financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by Management.

•	Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the annual financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

Council of Europe Development Bank	3

•	Evaluate the overall presentation, structure, and content of the annual financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

In particular, we inform those charged with governance of the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identified during our audit.

We also provide those charged with governance with a statement that we have complied with the relevant ethical requirements regarding independence and inform them of all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, the actions taken to eliminate threats or safeguards applied.

Paris-La Défense, March 5, 2024

The Independent Auditor
ERNST & YOUNG Audit

Luc Valverde

Council of Europe Development Bank	4

FINANCIAL STATEMENTS 2023

CONTENTS

FINANCIAL STATEMENTS		2

The Bank’s objectives		2
Sectors of action		2
Balance sheet		3
Income statement		4
Statement of comprehensive income		5
Statement of changes in equity		5
Statement of cash flows		6

NOTES TO THE FINANCIAL STATEMENTS		7

NOTE A -	Summary of principal accounting methods applied by the Bank	7
NOTE B -	Risk management	17
NOTE C -	Financial instruments at fair value through profit or loss and hedging derivative financial instruments	37
NOTE D -	Financial assets and liabilities	38
NOTE E -	Market value measurement of financial instruments	39
NOTE F -	Offsetting financial assets and financial liabilities	40
NOTE G -	Financial assets at fair value through equity and at amortised cost	41
NOTE H -	Tangible and intangible assets	44
NOTE I -	Other assets and other liabilities	45
NOTE J -	Financial liabilities at amortised cost	46
NOTE K -	Social Dividend Account	49
NOTE L -	Provisions	50
NOTE M -	Capital	51
NOTE N -	Interest margin	53
NOTE O -	Segment information	54
NOTE P -	Net gains or losses from financial instruments at fair value through profit or loss	55
NOTE Q -	General operating expenses	55
NOTE R -	Cost of risk	55
NOTE S -	Financing commitments given or received	57
NOTE T -	Post-balance sheet events	57

FINANCIAL STATEMENTS 2023

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB or the Bank) contributes to the implementation of socially-oriented investment projects in favour of social cohesion. In accordance with the CEB’s Strategic Framework 2023-2027 and the Administrative Council Resolution 1646 (2022), the CEB’s activity is articulated across the updated lines of action which better reflect the CEB’s operational context and member states’ current and projected needs, namely: (i) investing in people and enhancing human capital; (ii) promoting inclusive and resilient living environments; and (iii) supporting jobs and economic and financial inclusion.

The CEB’s commitment to social cohesion is underpinned by an overarching focus on vulnerable people across all lines of action. In this respect, the CEB systematically applies a vulnerability lens to its lending operations to identify the specific sources of vulnerability each project aims to address, in order to design better solutions and further boost social cohesion.

Each CEB sector of intervention derives from its stated lines of action and is defined by clear and detailed eligibility criteria. The CEB’s sectors of operation since 1 January 2023 are: Health and social care (*); Education and vocational training (*); Administrative and judicial infrastructure; Protection and rehabilitation of the historic and cultural heritage; Social and affordable housing (*); Urban, rural and regional development (*); Natural or ecological disasters; Protection of the environment; MSME financing (*) and Microfinance (*).

While maintaining its engagement in all core areas of operation, the CEB has identified several “focus sectors” to enhance the selectivity of projects and deploy its resources where they can contribute the most to the pursuit of the CEB’s overarching goals. In addition to the focus sectors, financing of projects in the other sectors will continue to be fully considered.

Although not listed as separate sectors, the CEB identifies three intersecting themes that interact with its core sectors of activity and are instrumental to achieving progress on social cohesion, namely: (i) climate action; (ii) gender equality, and (iii) digitalisation. An explicit and systematic focus on these themes guides the way in which CEB activities in all sectors are designed and implemented to bolster the social cohesion of all CEB-financed projects.

(*) Denotes a “focus sector”

FINANCIAL STATEMENTS 2023

Balance sheet

In thousand euros

	Notes	31/12/2023	31/12/2022
Assets
Cash in hand, balances with central banks		1 034 117	1 150 258
Financial instruments at fair value through profit or loss	C	227 801	654 045
Hedging derivative financial instruments	C	1 832 305	2 198 288
Financial assets at fair value through equity	G	2 908 530	2 795 509
Financial assets at amortised cost	G
Loans		20 577 014	18 222 361
Advances		5 377 571	4 209 861
Debt securities		1 796 929	1 592 770
Tangible and intangible assets	H	56 843	57 545
Other assets	I	607 314	647 498

Total assets		34 418 424	31 528 135

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	C	349 156	187 498
Hedging derivative financial instruments	C	1 762 881	2 397 993
Financial liabilities at amortised cost	J
Amounts owed to credit institutions and to customers		45 690	70 176
Debt securities in issue		27 893 606	24 223 766
Other liabilities	I	508 830	917 001
Social Dividend Account	K	35 747	34 842
Provisions	L	303 396	254 484

Total liabilities		30 899 306	28 085 760

Equity
Capital	M
Subscribed		5 579 046	5 477 144
Uncalled		(4 954 771)	(4 864 180)
Called		624 275	612 964
General reserve		2 786 051	2 722 679
Net profit		109 248	79 683
Total capital, general reserve and net profit		3 519 574	3 415 326
Gains or losses recognised directly in equity		(456)	27 049
Total equity		3 519 118	3 442 375

Total liabilities and equity		34 418 424	31 528 135

FINANCIAL STATEMENTS 2023

Income statement

In thousand euros

	Notes	2023	2022

Interest and similar income	N	1 195 522	186 422
Interest expenses and similar charges	N	(1 018 955)	(43 162)

Interest margin		176 567	143 260

Net gains or losses from financial instruments at fair value through profit or loss	P	(13 900)	6 859
Net gains from financial assets at fair value through equity		297	49
Commissions (income)		1 317	1 332
Commissions (expenses)		(2 414)	(556)

Net banking income		161 867	150 944

General operating expenses	Q	(52 323)	(53 281)
Depreciation and amortisation charges of tangible and intangible assets	H	(7 241)	(7 274)

Gross operating income		102 303	90 389

Cost of risk	R	6 945	(10 706)

Net profit		109 248	79 683

FINANCIAL STATEMENTS 2023

Statement of comprehensive income

In thousand euros

	2023	2022
Net profit	109 248	79 683

Items that may be reclassified to income statement	10 973	(754)
Changes in value of debt securities at fair value through equity	(3 471)	(20 557)
Changes in value of hedging derivative financial instruments	14 444	19 803

Items that will not be reclassified to income statement	(38 478)	129 774
Changes in actuarial differences related to the pension scheme	(36 858)	107 318
Changes in actuarial differences related to the other post-employment benefits	(1 620)	22 018
Changes in value of equity instruments		438

Total other elements of comprehensive income	(27 505)	129 020
Comprehensive income	81 743	208 703

Statement of changes in equity

In thousand euros

Gains or losses recognised
	Capital and reserves			directly in equity
Debt
				securities at	Hedging
				fair value	derivative
	Called	Reserves		through	financial	Actuarial	Equity		Total
	capital	and result	Total	equity	instruments	differences	instruments	Total	equity

Equity as at 1 January 2022	612 964	2 722 679	3 335 643	29 792	6 718	(139 000)	519	(101 970)	3 233 672

Net profit 2022		79 683	79 683						79 683
				(20 557)	19 803	129 336	438	129 020
Changes in value of assets and liabilities recognised directly in equity									129 020

Equity as at 31 December 2022	612 964	2 802 362	3 415 326	9 235	26 521	(9 664)	957	27 049	3 442 375

Capital increase	11 311		11 311						11 311
Reserves		(11 311)	(11 311)						(11 311)
Allocation of 2022 profit		(5 000)	(5 000)						(5 000)
Net profit 2023		109 248	109 248						109 248
				(3 471)	14 444	(38 478)		(27 505)
Changes in value of assets and liabilities recognised directly in equity									(27 505)

Equity as at 31 December 2023	624 275	2 895 299	3 519 574	5 764	40 965	(48 142)	957	(456)	3 519 118

FINANCIAL STATEMENTS 2023

Statement of cash flows

In thousand euros

For the year ended 31 December		2023	2022

	Net profit	109 248	79 683
+/-	Depreciation charges of tangible and intangible assets	7 241	7 274
+/-	Impairment allowance	(6 934)	10 764
+/-	Net loss/net profit from investing operations	4 980	23 824
+/-	Change in interest receivable	(266 933)	(67 043)
+/-	Change in interest payable	266 119	87 231
+/-	Other movements	30 035	8 443
	Total of non-monetary items included in the result	34 508	70 494

+	Reimbursements related to operations with credit institutions and customers	3 116 335	3 605 667
-	Disbursements related to operations with credit institutions and customers	(5 143 224)	(4 498 770)
+	Reimbursements related to other operations affecting financial assets or liabilities	6 733 966	4 377 332
-	Disbursements related to other operations affecting financial assets or liabilities	(6 831 109)	(3 780 672)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(17 048)	(8 093)
	Net cash flows from assets and liabilities resulting from operating activities	(2 141 080)	(304 536)
	Total net cash flows from operating activities (a)	(1 997 324)	(154 359)

+	Reimbursements related to debt securities at amortised cost	127 600	125 000
-	Disbursements related to debt securities at amortised cost	(331 926)	(156 089)
+/-	Cash flows related to tangible and intangible assets	(6 838)	(5 442)
	Total net cash flows from investing operations (b)	(211 165)	(36 531)

+/-	Cash flows from or to member states	45 647	(11 692)
+	Reimbursements related to debt securities in issue at amortised cost	10 067 238	14 570 539
-	Disbursements related to debt securities in issue at amortised cost	(7 256 934)	(13 043 469)
	Total net cash flows from financing operations (c)	2 855 951	1 515 378

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	(60 054)	2 341

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	587 408	1 326 829

	Cash and cash equivalents at the beginning of the financial year	4 379 623	3 052 794
	Cash in hand, balances with central banks	1 150 631	2 044 894
	Advances repayable on demand and term deposits with credit institutions	3 228 992	1 007 900
	Cash and cash equivalents at the end of the financial year	4 967 031	4 379 623
	Cash in hand, balances with central banks	1 034 428	1 150 631
	Advances repayable on demand and term deposits with credit institutions	3 932 603	3 228 992

	Changes in cash and cash equivalents	587 408	1 326 829

FINANCIAL STATEMENTS 2023

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of principal accounting methods applied by the Bank

1. Accounting standards

1.1 Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The entry into force of amended IFRS standards with mandatory application from 1 January 2023 had no effect on the Bank’s financial statements as at 31 December 2023. The Bank had not implemented the new standards, amendments or interpretations adopted by the European Union, for which implementation was optional in 2023.

1.2 Interest rate benchmark reform

•	Context of the reform

In 2014, the Financial Stability Board (FSB) and the International Organization of Securities Commissions (IOSCO) recommended strengthening interbank offered rate (IBOR) indices and eventually replacing them with risk-free rates (RFRs) based on overnight rates and real transactions.

On 15 January 2020, the European Union published Commission Regulation 2020/34 adopting amendments to IAS 39 and IFRS 7 and 9 (phase 1 of the benchmark interest rate reform). The changes introduced by this regulation were a first reaction to potential effects that the IBOR reform could have on financial reporting and addressed pre-replacement issues.

In addition, on 13 January 2021, the European Union published Commission Regulation 2021/25 adopting amendments to IAS 39 and IFRS 4, 7, 9 and 16 (phase 2 of the benchmark interest rate reform). The changes introduced by this second regulation addressed issues that could affect financial reporting after the interest rate benchmark reform, including the replacement of IBORs by other benchmark rates.

•	The IBOR replacement process

On 5 March 2021, the UK Financial Conduct Authority (FCA) announced the future cessation and loss of representativeness of the 35 LIBOR benchmark settings published by ICE Benchmark Administration (IBA). The IBA currently publishes the one-, three- and six-month USD LIBOR settings and the three-month GBP LIBOR setting on the basis of an unrepresentative “synthetic” methodology. All remaining LIBOR settings are no longer published.

•	Organisation of the reform implementation project and implications for the Bank

The Bank is implementing the benchmark interest rate reform by migrating from the LIBOR benchmarks to the respective RFRs in line with market practice. A working group assessed the risks and potential impacts of this transition and developed an implementation roadmap, the implementation of which continues. The matter being addressed at the end of 2023 in the context of the benchmark reform was the scheduled cessation of WIBOR.

The Bank is mainly exposed to IBORs under certain floating rate loans granted to borrowers and the related hedging swaps. EURIBOR continues to be published given its compatibility with the EU Benchmarks Regulation and remains the reference rate in the Euro-area for the foreseeable future. As most of the Bank’s lending takes place in euro, referencing EURIBOR, the discontinuation / unrepresentativeness of most LIBOR settings did not have a material impact on CEB’s lending or hedging activity.

In 2021, the Bank addressed the replacement of certain LIBORs under one loan agreement which was indexed to, inter alia, sterling LIBOR, Swiss franc LIBOR and Japanese yen LIBOR; the relevant tranches under this loan agreement and the related swaps were amended using the same RFR conventions (in order to preserve the micro-hedge accounting approach).

In 2023, the Bank addressed the replacement of USD LIBOR; the relevant tranches under the relevant loan agreements and the related swaps were amended using the same conventions (also in order to preserve the micro hedge accounting approach).

With regards to derivatives, the Bank has adhered to the ISDA 2020 IBOR Fallbacks Protocol, multilaterally amending existing ISDA Master Agreements (including their CSAs) and swaps outstanding under them with all other counterparties that have adhered to the protocol to incorporate IBOR fallback rates. These fallback rates replaced the existing IBORs referred to in these agreements / swaps where a permanent cessation of the publication of an IBOR has occurred. The same fallback rates apply to new swaps via revised definitions that ISDA has published together with the protocol and that CEB’s swaps incorporate by reference.

FINANCIAL STATEMENTS 2023

The Bank has loans and swaps outstanding that reference BUBOR and STIBOR, which are rates that are expected to continue being published in the foreseeable future and which are deemed compatible with the EU Benchmarks Regulation. CEB keeps itself informed on the development of SWESTR and will consider the approach it would take should there be any market or regulatory guidance to move from STIBOR to SWESTR. However, as of now, such a transition appears to be under discussion solely for the tenor T/N (Tomorrow / Next), whereas CEB’s exposure to STIBOR is with respect to three- and six-month SEK STIBOR.

In addition, the Bank has loans and swaps outstanding that reference WIBOR. The Steering Committee of the National Working Group for benchmark reform in Poland has postponed the deadline for conversion until the end of 2027. The Bank is monitoring market developments and regulatory recommendations, and will take the necessary steps for the purposes of replacing WIBOR by the applicable fallback rate in due course.

1.3 Presentation currency

The presentation currency of the financial statements is the euro. The amounts presented in the financial statements and in the notes are in thousands of euros, unless otherwise specified. Due to rounding, the totals in the tables of the financial statements and accompanying notes may not correspond to the sum of the components to the nearest thousand euros.

2. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the Income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the Income statement.

3. Use of estimates

Within the context of IFRS application, the CEB uses estimates to determine the value of its financial instruments, mainly for the valuation of derivative instruments and for determining the credit risk of financial assets and commitments. Except for these aspects, the CEB’s nature of operations does not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

4. Financial assets and liabilities

Financial instruments represent the contractual rights or obligations to receive or pay cash or other financial assets. The CEB’s banking activities are generally contractual in the form of financial instruments that cover a wide range of assets and liabilities such as loans, debt securities, debt securities in issue and derivatives (swaps, forwards).

In the financial statements, the classification and valuation method of financial assets and liabilities depends on their contractual characteristics as well as the manner in which the CEB manages these financial instruments.

However, this distinction is not applicable to derivative instruments that are always measured in the balance sheet at fair value regardless of the purpose of their holding (market activities or hedging transactions).

Financial instruments are recognised on a trade date basis.

Classification and measurement of financial assets and liabilities

In accordance with IFRS 9, financial assets and liabilities are classified upon initial recognition in the balance sheet under three categories (amortised cost, fair value through profit or loss, and fair value through equity) which determine their accounting treatment and subsequent measurement. This classification is based on the characteristics of their contractual cash flows and how the Bank manages its financial instruments (business model).

Analysis of contractual cash flow characteristics

The purpose of the analysis of contractual cash flows characteristics is to limit the possibility of recording income from financial assets using the effective interest method only for instruments whose characteristics are similar to those of a basic loan contract, implying a high predictability of the associated cash flows. All other financial assets that do not have such characteristics are measured at fair value through profit or loss, regardless of the business model in which they are held.

Contractual cash flows that represent only repayments of principal and interest payments on outstanding principal are consistent with a basic loan contract (SPPI flows: Solely Payments of Principal and Interest).

FINANCIAL STATEMENTS 2023

In a basic loan contract, interest consists primarily of consideration for the time value of money and for credit risk. All non-basic financial assets are required to be recognised at fair value through profit or loss, regardless of the business model in which they are held.

Analysis of the model

The business model represents the way in which instruments are managed to generate cash flows and income. To determine the classification and valuation method of financial assets, it is necessary to distinguish between three business models:

- a model based on collecting contractual cash flows from financial assets;

- a model based on collecting contractual cash flows from financial assets and selling these assets; and

- a model specific to other financial assets, particularly transaction assets, in which the collection of contractual cash flows is incidental.

4.1 Financial assets at amortised cost

Financial assets are classified at amortised cost if the following two criteria are met: the business model consists of holding the instrument to collect the contractual cash flows (“Held to Collect”) and the cash flows consist solely of payments of principal and interest on the principal.

Business model criteria

Financial assets are held to collect cash flows related to payments over the lifetime of the instrument.

Cash flow criteria

The cash flow criteria is met if the contractual terms of the debt instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. The category “Financial assets at amortised cost” includes loans granted and securities held to collect contractual payments (Treasury bills, government bonds and other debt securities).

Recognition

Upon initial recognition, financial assets are accounted for at fair value, including transaction costs directly attributable to the instrument. Subsequently, they are valued at amortised cost, including accrued interest and net of principal and interest repayments during the period. These financial assets are also initially subject to an impairment calculation for expected credit losses (Note R). Interest is calculated using the effective interest rate method determined at the inception of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

4.2 Financial assets at fair value through equity

Debt instruments

Debt instruments are classified at fair value through equity if the following two conditions are met:

Business model criteria

Financial assets are held within a business model whose objective is achieved by both collecting of contractual cash flows and selling financial assets (“Held to Collect and Sell”). The latter is not incidental but is an integral part of the business model.

Cash flow criteria

The principles are identical to those applicable to financial assets at amortised cost. Securities that are held to collect contractual cash flows or to be sold and that comply with the cash flow criteria are mainly classified in this category.

Recognition

Upon initial recognition, financial assets are recognised at market value, including transaction costs directly attributable to the transaction. They are subsequently measured at fair value and changes in fair value are recorded in equity under “Gains or losses recognised directly in equity”. These financial assets are also subject to a calculation of expected credit losses on the same terms as those applicable to debt instruments at amortised cost. On disposal, changes in value previously recognised in recyclable equity are reclassified to the Income statement. On the other hand, interest is recognised in the Income statement according to the effective interest rate method determined at the beginning of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

FINANCIAL STATEMENTS 2023

Equity instruments

Investments in equity instruments such as shares are classified by option, transaction by transaction, as financial assets at fair value through equity. When shares are sold, changes in value previously recorded in equity are not recognised in the Income statement. Only dividends, provided that they represent a return on investment and not a repayment of capital, are recognised in the Income statement. These instruments are not subject to impairment.

4.3 Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss concern debt instruments not held for trading that do not meet the criteria of the business model “Held to Collect” or “Held to Collect and Sell”, or that of cash flows.

These financial instruments are recorded at their market value, initial transaction costs being directly recognised in the Income statement. At end-date, changes in market value are recorded in the Income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

4.4 Financial liabilities

An issued financial instrument or its components are classified as liabilities, in accordance with the economic substance of the legal contract.

Issued financial instruments qualify as debt instruments if there is a contractual obligation for the Bank to settle with their holder.

Debt securities in issue

Debt securities in issue are initially recorded at their issuance value including transaction costs, and are subsequently valued at amortised cost by using the effective interest rate method.

In application of IFRS 9, within the context of fair value hedge transactions, the book value of issued debt is adjusted for the profits or losses relative to the hedged risk.

4.5 Financing and guarantee commitments

Financing and financial guarantee commitments that are not recognised as derivative instruments at fair value through profit or loss are presented in Note S relating to commitments given and received. They are depreciated for expected credit losses. These provisions are presented under the heading “Provisions”.

4.6 Impairment of financial assets at amortised cost and debt instruments at fair value through equity

In accordance with IFRS 9, the credit risk impairment model is based on expected losses. This model applies to loans and debt instruments classified at amortised cost or at fair value through equity, loan commitments and given financial guarantee contracts that are not recorded at fair value through profit or loss.

General approach

The Bank identifies three “stages”, each corresponding to a specific situation with respect to the evolution of credit risk of the counterparty since the initial recognition of the asset.

The 12-month expected credit losses “stage 1”:

At the reporting date, if the credit risk of the financial instrument has not increased significantly since its initial recognition, impairment is recognised for this instrument in an amount equal to the 12-month expected credit losses (resulting from default risks within the next 12 months).

Full lifetime expected losses for not impaired assets “stage 2”:

The impairment equals the lifetime expected credit losses (at maturity) if the credit risk of the financial instrument has increased significantly since initial recognition without the financial asset being impaired.

Full lifetime expected losses for impaired assets “stage 3”:

When an asset is impaired, the impairment is also equal to the lifetime expected credit losses at maturity.

This general model is applied to all financial instruments within the scope of the impairment of IFRS 9.

Interest income is calculated on the gross book value for outstanding amounts of stage 1 and stage 2.

For the outstanding amounts within stage 3, interest income is calculated on the basis of the amortised cost balance (i.e. the gross book value adjusted for impairment allowances).

FINANCIAL STATEMENTS 2023

Default definition

The definition of default is identical to the definition used by the Basel ratios. Thus, the counterparties are considered to be in default when a payment delay longer than 90 days is noted.

Impaired financial assets

A financial asset is impaired and classified as stage 3 when one or more events having a negative impact on the future cash flow of that financial asset have occurred.

At the individual level, an objective indication of impairment includes any observable data relating to the following events: existence of contractual payments more than 90 days past due and the awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk.

Significant increase in credit risk

A significant increase in credit risk can be assessed by considering all reasonable and supportable information and by comparing a financial instrument’s risk of default at the end-date with its risk of default at initial recognition.

The assessment of deterioration is based on a comparison of ratings or probabilities of default at initial recognition of financial instruments with those existing at the reporting date.

Expected losses measurement

Expected credit losses are defined as an estimate of credit losses (i.e. the present value of cash shortfalls) weighted by the probability of loss occurrence over the expected life of the financial instruments. They are calculated on an individual basis, for each exposure.

In practice, for exposures in stages 1 and 2, the expected credit losses are calculated as the Probability of Default (PD) multiplied by the Loss Given Default (LGD) and Exposure at Default (EAD), discounted at the effective interest rate of the exposure. They result from the default risk within the next 12 months (stage 1) or the risk of default over the lifetime till maturity (stage 2).

For exposures classified as stage 3, expected credit losses are calculated as cash flow shortfalls over the lifetime of the instrument, discounted at its effective interest rate. Cash flow shortfalls represent the difference between the contractual cash flows due and the expected cash flows.

The methodology implemented is based on existing concepts and frameworks (in particular the Basel framework).

Probability of Default (PD)

The Probability of Default is an estimate of the likelihood of a default over a given time horizon.

The measurement of expected credit losses requires the estimation of both one-year probabilities of default and lifetime probabilities of default at maturity. The one-year PD and the lifetime PD at maturity are point-in-time (PIT) probabilities derived from regulatory PD, based on long-term averages across the cycle, adjusted to reflect current conditions.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of PD data standardised according to the Bank’s counterparty portfolios.

Loss Given Default (LGD)

Loss Given Default is the difference between the contractual cash flow and the expected cash flow, discounted at the effective interest rate at the date of default. The LGD is expressed as a percentage of the EAD.

The estimation of expected cash flow includes cash flows from the sale of collateral held or other credit enhancement if these are included in the contractual terms and are not accounted for separately by the entity, net of the costs of obtaining and selling the collateral.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of LGD data standardised according to the Bank’s counterparty portfolios, credit enhancements and the “low cycle” effect (PIT).

Exposure At Default (EAD)

The Exposure At Default of an instrument is the anticipated outstanding amount owed by the borrower at the time of default. This amount is determined on the basis of the expected payment profile, and takes into account, based on the type of product, the contractual repayment schedule, expected early repayments and expected future drawings on credit agreements.

Forward-looking information

The amount of expected credit losses is measured on the basis of probability-weighted scenarios, taking into account past events, current conditions and reasonable and supportable economic forecasts.

The principles related to forward-looking information when measuring expected credit losses are detailed in Note R - Cost of risk.

FINANCIAL STATEMENTS 2023

4.7 Cost of risk

The cost of risk includes impairment allowances and reversals for 12-month expected losses and lifetime expected losses (stage 1 and stage 2) relating to debt instruments accounted for at amortised cost or at fair value through equity, loans commitments and financial guarantee contracts. The cost of risk also includes impairment allowances and reversals for financial assets for which an objective evidence of impairment exists (stage 3), write-offs on irrecoverable amounts and amounts recovered from impaired assets.

4.8 Derivative instruments

Derivative financial instruments are used by the CEB to manage and hedge the interest rate risk and/or foreign exchange risk of the hedged items. These are hedging derivative financial instruments.

Hedging transactions concern individual items or transactions (micro-hedging transactions).

Their recognition is governed by the standard IFRS 9 on general hedge accounting, or micro-hedging, which replaces IAS 39 “Financial Instruments: Recognition and Measurement”.

Derivatives are classified into two categories:

-	Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, unless they can qualify as hedging instruments. They are recorded under the heading “Financial instruments at fair value through profit or loss” on the asset side of the balance sheet in case of positive market value and on the liability side of the balance sheet when the market value is negative. Profits or losses are recorded in the Income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

-	Derivatives and hedge accounting

Fair value hedging is used by the Bank to cover in particular the interest rate risk of assets and liabilities with fixed interest rates, for identified financial instruments (loans, debt securities, issues).

Interest rate cash flow hedging is used to hedge items exposed to changes in future cash flows related to a financial instrument recognised in the balance sheet (floating rate loans, securities or debt). The purpose of this hedging relationship is to hedge against an adverse change in the future cash flows of an item that may affect the Income statement.

In order to qualify a financial instrument as a hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the valuation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The hedge must meet all of the hedge effectiveness requirements as defined by IFRS 9; this effectiveness must be ensured from the hedge’s initial application and subsequently throughout its lifetime.

In the case of a fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the Income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of a hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in accordance with the classification of the instrument hedged. The impact recorded in the Income statement represents the eventual ineffectiveness of the hedge.

In the case of a cash flow hedge relationship, changes in the fair value of hedging derivative financial instruments are recorded in equity as “Gains or losses recognised directly in equity” for their effective portion, while the ineffective portion is recognised as “Net gains or losses from financial instruments at fair value through profit or loss” in the Income statement. In the case of interest rate derivatives, the accrued interest portion of the derivative financial instrument is recorded in the Income statement under “Interest and similar income or expenses”, symmetrically with the interest income or expenses related to the hedged item.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items are no longer recorded in the balance sheet, particularly due to early redemption, this amount is immediately transferred to the Income statement.

FINANCIAL STATEMENTS 2023

4.9 Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

-	Market value

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative financial instruments” and “Financial assets at fair value through equity” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Market value is determined as follows:

•	using quoted prices in an active market; and

•	applying a valuation technique incorporating:

-	mathematical calculation methods based on recognised financial assumptions, and

-	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of commonly-accepted models (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

-	Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value from its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment - OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The Exposure At Default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. The model takes into account collateral movements that depend on the characteristics of the Credit Support Annex (CSA) collateral agreement.

The CVA and DVA are recorded under the heading “Financial instruments at fair value through profit or loss” on the asset side of the balance sheet in the case of a positive value and on the liability side of the balance sheet when the value is negative. Gains and losses are recognised in the Income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

4.10 Derecognition of financial assets and liabilities

Derecognition of financial assets

The Bank derecognises all or part of a financial asset either when the contractual rights to the cash flows from the asset expire or when the CEB transfers the contractual rights to receive the cash flows from the asset and substantially all the risks and rewards of ownership of the asset. If all these conditions are not fulfilled, the Bank retains the asset in its balance sheet and recognises a liability for the obligation created as a result of the transfer of the asset.

Derecognition of financial liabilities

The Bank derecognises all or part of a financial liability when the liability is extinguished in full or in part.

Repurchase agreements

Securities temporarily sold under repurchase agreements continue to be recognised in CEB’s balance sheet in their original portfolio. The corresponding liability is recognised at amortised cost under “Financial liabilities at amortised cost”.

Securities temporarily acquired under reverse repurchase agreements are not recognised in the Bank’s balance sheet. The corresponding receivable is recognised at amortised cost under “Financial assets at amortised cost”.

FINANCIAL STATEMENTS 2023

5. Interest income and expense

Interest income and expense are recognised in the Income statement for all financial instruments by using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

6. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets and, since 1 January 2019, all leases within the scope of IFRS 16 “Leases” which replaces IAS 17 “Leases”.

According to IFRS 16, all leases within the scope of the standard must be recognised in the lessee’s balance sheet. The amount representing the right-of-use of the leased asset during the term of the contract is recognised as a tangible asset (Note H) and the amount corresponding to a lease liability is recognised as a liability (Note I).

In the Income statement, the right-of-use is depreciated over the lifetime of the contract and an interest expense is recognised on the lease liability.

Fixed assets are recorded at their purchase price to which directly connected expenses are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

•	Main works, façade and roofing (*)	-
•	General and technical installations	10 years
•	Fixtures and fittings	10 years

(*)	Given the Bank’s headquarters’ location in the centre of Paris, its residual value is assigned to the component “main works, façade and roofing” which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

•	Fittings and furniture	10 years
•	Vehicles	4 years
•	Office and IT equipment	3 years

Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

•	Application software	5 years
•	System software	3 years
•	Office software	1 year

7. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes. During retirement, retired staff members continue to be covered by a medical insurance. This medical coverage is financed by contributions from staff and the Bank. These vary according to the system in which the Bank’s staff members find themselves at the time of their retirement. For staff members hired before 1 January 2014, the Bank reimburses 50% of the taxes on the Bank pension they receive.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, considering both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under the heading “Provisions” by counterparty of “Statement of comprehensive income”.

FINANCIAL STATEMENTS 2023

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

8. Social Dividend Account

The Social Dividend Account (SDA) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Administrative Council Resolution 1589 (2016), approved on 17 November 2016. The revision consisted of making all of the Bank’s member states eligible for guarantee schemes.

In November 2019, the Administrative Council amended the methodology used to provide SDA guarantees for CEB loans. The new methodology is based on the concept of value at risk, i.e. the amount of losses which will not be exceeded for a given time period and probability. It enables the Bank to guarantee up to twice the amount of the endowment, while maintaining a prudent approach to risk. The Administrative Council adopted the new methodology by amending the policy of the SDA through Resolution 1612 (2019).

The grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovery mechanism are determined on a case by case basis.

Technical assistance

Technical assistance is used to help a CEB borrower to prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member states, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to €300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s member states, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

9. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons, Vice-Chairpersons and Appointed Officials of the Bank is presented in paragraph 10 below.

FINANCIAL STATEMENTS 2023

10. Compensation for Chairpersons, Vice-Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

•	the Governing Board,

•	the Administrative Council,

•	the Governor, and

•	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, renewable once. A Vice-Chairperson is elected among the members of each body. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. The emoluments of the Governor and the Vice-Governors are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The Governor and Vice-Governors are affiliated to the medical and social coverage as well as to the pension scheme of the CEB. The retirement pension scheme applicable is the same as for staff members, except that Appointed Officials may claim a retirement pension after five years of duty.

The CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus.

The gross compensation for CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials is summarised below:

	In thousand euros
	2023	2022
Official allowances
Chairperson of the Governing Board	45	45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board	5	4
Vice-Chairperson of the Administrative Council	6	6
Emoluments
Governor Monticelli	439	414
Vice-Governor Boček	334	315
Vice-Governor Gaudin (a)	334	131
Vice-Governor Boehmer (b)	334	131

(a)	The start of Vice-Governor Gaudin’s term was on 1 August 2022.

(b)	The start of Vice-Governor Boehmer’s term was on 1 August 2022.

11. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes in the Bank’s member states.

FINANCIAL STATEMENTS 2023

NOTE B - Risk management

The primary purpose of risk management is to ensure the Bank’s long-term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. The Bank thus endeavours to implement international best banking practices by promoting a sound and prudent risk culture across all its business lines.

This note provides information about the Bank’s exposure to the main financial risks it faces in its regular course of business, namely credit risk, interest rate risk, foreign exchange risk, liquidity risk, and operational risk. The CEB also recognises climate risk as having significant importance in addition to the “traditional” risks. This note also contains information about the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to identify, assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states’ regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

The CEB regularly reviews its risk and control policies, including its monitoring procedures, in compliance with best banking practices.

Risk appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve the objectives set out in its Strategic Framework.

A key instrument for fulfilling the CEB’s mandate is lending funds at advantageous rates, which requires raising funds on the capital markets at competitive rates. For that purpose, maintaining a solid credit risk profile is paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under its risk appetite framework.

The Bank’s risk management adopts a prudent approach and mitigates risk to ensure long-term financial sustainability. To this end, the Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB’s operations, resulting from both on- and off-balance sheet transactions.

Organisation

The Risk and Control Directorate (R&C) is responsible for implementing the Risk Management Framework, particularly for identifying, monitoring and reporting all risks across the Bank. In co-ordination with other directorates, R&C makes proposals for risk policies and methodologies, supervises their application, ensures overall coherence in risk management and warrants the completeness of risk reporting.

R&C is independent of other operational and business directorates, reporting directly to the Governor. The divisions within R&C cover the following risk areas: credit risk, market risk - including the Asset & Liability Management (ALM) from a risk angle - and operational risk.

The Finance Directorate is responsible for the operational management of the Asset & Liability risks, including the Bank’s liquidity position.

Decision-making Committees

The following decision-making committees define and oversee risk management policies in their respective fields. The Governor chairs all the committees.

•	The Credit Risk Committee (CRC) meets weekly and is responsible for credit decisions related to lending and treasury exposure based on internal credit risk assessments and recommendations.

•	The Asset & Liability Committee (ALCO) holds meetings monthly, or more frequently if necessary, to formulate strategic orientations and address on a forward-looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the balance sheet.

•	The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB semi-annually and ensures that adequate steps are taken to mitigate, monitor and control these risks.

FINANCIAL STATEMENTS 2023

Controlling Bodies

Internal Audit (IA) is a permanent, autonomous entity within the CEB’s internal control system. The objective of IA is to provide the Governor and the CEB’s controlling bodies with an independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB’s activities and transactions are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB’s operations.

The Office of the Chief Compliance Officer (OCCO) addresses money laundering/financing of terrorism and tax evasion risks and integrity, corruption and fraud issues. OCCO’s mission is to protect the Bank from financial and reputational risks, promote ethical business standards and contribute independently to the CEB’s effective management of compliance risks. OCCO’s core activities are to perform integrity due diligence checks on operations and counterparties, to safeguard the Bank’s integrity in its financial and loan operations and to safeguard the integrity and deontology of staff and Collegial Organs arising from failure to comply with the Bank’s standards and policies. In addition, OCCO ensures that procurement selection procedures comply with internal rules.

The Chief Information Security Officer (CISO) in the Compliance Unit ensures that the CEB’s information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, designing the security framework, and identifying, developing, implementing, and maintaining processes across the CEB to reduce information and IT risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises security awareness and ensures that information security policies and procedures are applied.

The Auditing Board comprises three representatives from member states appointed on a rotating basis by the CEB’s Governing Board for a three-year term (outgoing members act as advisors for an additional year). The Auditing Board examines the Bank’s accounts and checks their accuracy. The Auditing Board’s report is presented to the Bank’s governing bodies when the annual financial statements are submitted for approval. An excerpt of the report is appended to the financial statements.

The External Auditor is responsible for auditing the Bank’s financial statements according to the International Standards on Auditing (ISAs) issued by the International Auditing and Assurance Standards Board (IAASB) and for reviewing the Bank’s internal control and risk management processes. The External Auditor is appointed by the Governing Board for a four-year term – renewable once for three years following a tender procedure – based on the Auditing Board’s opinion and recommendations by the Administrative Council. The External Auditor drafts various reports, including the Independent auditor’s report on the annual financial statements.

Furthermore, the Bank is assessed by the three major credit rating agencies: Fitch, Moody’s and Standard & Poor’s, which perform in-depth analyses of the Bank’s financial situation and long-term creditworthiness as well as environmental, social and governance criteria, following an annual rating assignment. Since 2021, the CEB has also been assigned an unsolicited credit rating from Scope Ratings.

Internal and external reporting on risk management

The Risk & Control Directorate reports weekly to the Credit Risk Committee on credit risk across the Loan and Treasury activities.

The Finance Directorate reports monthly to the Asset & Liability Committee on interest and exchange rate exposure, as well as on funding and liquidity position.

The Quarterly Report on Risk Management, prepared by R&C, is presented to the Administrative Council and the Governing Board. It presents information to the member states about the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the risk appetite framework.

The CEB also annually publishes a Risk Management Disclosure Report, which provides details about exposures across different types of risks as well as the methodologies applied in risk management assessment and their objectives.

The Bank also provides extensive information to the rating agencies to support their annual assessment. The CEB’s annual report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank’s risk management, which in turn promotes accountability and transparency.

Finally, the CEB’s annual Financial Report of the Governor provides a fair view of the risk management processes and practices in place at the Bank and discloses detailed data on its risk exposure.

FINANCIAL STATEMENTS 2023

1. CREDIT RISK

Overview of the assessment process

Credit risk is the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank’s capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Similarly, the collateral risk is considered part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the borrower’s or transaction’s credit quality.

Credit risk identification and assessment

Credit risk management identifies all potential sources of credit risk inherent in all products and activities arising from the Bank’s lending and treasury activities across its balance sheet and off-balance sheet operations. The Bank ensures that the risks of new products and activities are subject to adequate risk management procedures and controls before being introduced or undertaken. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Unit (CRU) (Financial Risk Division / R&C) independently of lending or treasury officers with the aim of providing (i) appropriate checks and balances to ensure that credit is extended in accordance with risk principles and (ii) an independent judgment, uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled daily. Breach of limit, if any, is reported to senior management.

Internal credit ratings result from the Bank’s independent internal credit risk assessment. Internal credit ratings are an opinion on the ability and willingness of a borrower to pay its obligations in full and on time. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties in the Finance Directorate and in the Loans & Social Development Directorate. The Bank may use external ratings for specific transactions, products or counterparties while ensuring a sound understanding of the underlying risk incurred. The internal rating methodologies are regularly reviewed and calibrated. The defined limits which are attributed to each counterparty and which allow the Bank to monitor credit risk arising from its operations for each counterparty are regularly reviewed.

Mapping between internal rating and external rating agencies:

	Internal rating	Moody’s	S&P / Fitch
	10	Aaa	AAA
	9.5	Aa1	AA+
	9	Aa2	AA
	8.5	Aa3	AA-
Investment Grade	8	A1	A+
(I.G.)	7.5	A2	A
	7	A3	A-
	6.5	Baa1	BBB+
	6	Baa2	BBB
	5.5	Baa3	BBB-
	5	Ba1	BB+
	4.5	Ba2	BB
	4	Ba3	BB-
	3.5	B1	B+
Non-Investment Grade (Non-I.G.)	3	B2	B
	2.5	B3	B-
	2	Caa1	CCC+
	1.5	Caa2	CCC
	1	Caa3	CCC-
	0.5	Ca	CC
	0.25	C	C
Default	0	D	D

FINANCIAL STATEMENTS 2023

Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to monitor and mitigate credit risk during the life of the transactions. Credit risk mitigation techniques can take the form of a guarantee, collateral, or contractual safeguards (e.g. contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRU and subject to the approval of the Credit Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Credit Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval from the relevant internal committees. All projects are submitted to the Administrative Council for approval.

An overall framework for financial operations is established by the Administrative Council through the Bank’s financial and risk policy. Within this framework, treasury transactions are assessed by CRU and submitted to the Credit Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Credit Risk Committee.

Overall credit risk exposure

The following table presents the Bank’s credit risk exposure as at 31 December 2023 and 31 December 2022, both in:

A.	the Loans and Social Development Directorate: loans and financing commitments;

B.	the Finance Directorate: deposits (Nostro and Money Market), securities portfolios and derivatives.

Table 1 (in M€)		2023				2022
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Loans	4 433	14 310	2 787	21 530	4 357	12 818	2 712	19 887
Financing commitments	1 012	4 077	1 423	6 513	952	4 345	1 235	6 532
Deposits (Nostro & Money Market)	2 701	3 664		6 365	1 414	3 939		5 352
Securities	4 040	731		4 771	3 818	675		4 493
Swap & Forex EAD SA-CCR	181	151		331	185	109		294
Total	12 367	22 933	4 210	39 510	10 726	21 885	3 948	36 559

•	Rating as recommended by the Basel Committee (second best rating) or internal rating when not rated by any international rating agency (i.e. Moody’s, Standard and Poor’s or Fitch)

•	Loans and financing commitments are reported after CRM

•	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest.

A - Loans & Social Development Directorate Activity

Loan portfolio

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

As at 31 December 2023, loans outstanding reached €21.5 billion, increasing by 8.3% (+ €1.6 billion) compared to year-end 2022. The Bank did not record any default or late payment in 2023 (or in 2022).

The table below displays the risk profile of the loan portfolio by rating class and type of counterparty:

Table 2 (in M€)		2023				2022
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Sovereign, State-Owned Financial Institutions and IFIs	1 762	6 784	2 544	11 090	1 891	6 307	2 425	10 623
Sub-sovereign administrations and financial institutions	2 479	3 894	174	6 546	2 297	3 456	158	5 911
Other financial institutions	8	3 132	39	3 178	10	2 731	93	2 834
Non-financial institutions	184	500	30	715	159	324	37	519
Total	4 433	14 310	2 787	21 530	4 357	12 818	2 712	19 887

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Loans reported after CRM at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2023

Guaranteed and collateralised loans

A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees), allowing for an improvement in credit risk quality:

-	guaranteed loans: €6.4 billion as at 31 December 2023 (€6.1 billion in 2022), i.e. 29.7% of total outstanding;

-	collateralised loans: €109 million as at 31 December 2023 (€211 million in 2022).

The Bank manages a portfolio of loans partially covered by the European Commission InvestEU guarantee. At the end of 2023, the CEB InvestEU portfolio amounted to €214.5 million1, and the guarantee covered by the European Commission amounted to €68.2 million. The InvestEU portfolio is set to grow to €500 million loans, with a guarantee of €159 million.

Impact of credit enhancements on the risk profile of loans outstanding:

Table 3		2023				2022
(in M€)	Before CRM		After CRM		Before CRM		After CRM
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	3 397	16%	4 433	21%	3 426	17%	4 357	22%
A/BBB	13 533	63%	14 310	66%	11 624	58%	12 818	64%
Non-IG	4 599	21%	2 787	13%	4 837	24%	2 712	14%
Total	21 530		21 530		19 887		19 887

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Loans reported at nominal value and excluding accrued interest

More specifically, the two tables below show the impact of the guarantees on non-rated loans by external rating agencies.

•	Share of non-rated loans by external rating agencies out of the total loans:

2023		2022
Before CRM	After CRM	Before CRM	After CRM
5 868	2 642	5 559	2 366
27.3%	12.3%	28.0%	11.9%
Amounts in € million

•	Share of loans rated Investment Grade by internal rating, among loans non-rated by external agencies:

2023		2022
Before CRM	After CRM	Before CRM	After CRM
3 958	2 447	3 322	2 142
67.4%	92.6%	59.8%	90.6%

Amounts in € million

Breakdown of loans outstanding by maturity of repayment flows:

Table 4	Maturity	2023	%	2022	%
(in M€)	Up to 1 year	2 027	9%	2 094	11%
	1 year to 5 years	9 280	43%	8 313	42%
	5 years to 10 years	6 194	29%	5 816	29%
	10 years to 20 years	3 586	17%	3 227	16%
	More than 20 years	444	2%	437	2%
	Total	21 530	100%	19 887	100%

	Weighted average residual life	6.19 years		6.25 years

1 The amount corresponds to the outstanding loan approved and for which a Framework Loan Agreement has been signed with the counterparty.

FINANCIAL STATEMENTS 2023

Breakdown of loans outstanding by rating class and by country of the counterparty (after CRM):

Table 5 (in M€)		2023				2022
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member Countries
Spain		2 522	35	2 556		2 118	25	2 143
France	890	1 441	30	2 360	861	1 315	36	2 212
Poland		1 838	1	1 840		1 670	10	1 680
Türkiye			1 401	1 401			1 143	1 143
Germany	1 123	275		1 398	1 048	231		1 279
Italy		1 298	97	1 396		1 257	100	1 357
Slovak Republic		1 161		1 161		1 043	15	1 058
Belgium	197	845		1 042	214	869		1 084
Netherlands	512	467	5	984	537	433	6	976
Lithuania		862	33	894		689	3	692
Hungary		733		733		716		716
Croatia		625		625		634		634
Serbia			613	613			519	519
Finland	331	264	1	595	344	267	1	612
Sweden	553	11		564	446			446
Ireland	442	14		456	392	14		406
Czech Republic	300	84		384	300	64	59	423
Romania		322	42	364		334	33	367
Cyprus		299		299		308		308
Portugal		273	5	278		293		293
Greece		218		218			218	218
Estonia		200		200	200			200
Slovenia		189		189		170		170
Bulgaria		177		177		192		192
Albania			122	122			133	133
Montenegro			94	94			100	100
North Macedonia			88	88			97	97
Bosnia and Herzegovina			87	87			88	88
Moldova (Republic of)			66	66			64	64
Iceland		62		62		63		63
Kosovo			46	46			46	46
Malta		29		29		29		29
Latvia		21		21		24		24
Andorra		14		14		15		15
Georgia			14	14			9	9
San Marino			8	8			9	9
Sub-total	4 348	14 243	2 787	21 378	4 342	12 749	2 712	19 803
Supranational	85			85	14			14
Non-Member Countries
Austria		67		67		69		69
Grand Total	4 433	14 310	2 787	21 530	4 357	12 818	2 712	19 887

•	Loans reported after CRM at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2023

Stock of projects and financing commitments

The stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing, but for which a framework loan agreement has been signed.

The stock of projects reached €9.3 billion as at 31 December 2023 (31 December 2022: €9.1 billion), of which 75.2% are rated Investment-Grade (31 December 2022: 80.5%).

Financing commitments reached €6.5 billion as at 31 December 2023 (31 December 2022: €6.5 billion), of which 78.1% are rated Investment-Grade (31 December 2022: 79.2%).

Table 6 (in M€)	2023				2022
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Total stock of projects	1 342	5 616	2 292	9 251	1 382	5 941	1 770	9 093
of which financing commitments	1 012	4 077	1 423	6 513	952	4 345	1 235	6 532

•	Financing commitments reported considering future CRM

Breakdown of financing commitments by rating class and by country of the counterparty (after CRM):

Table 7 (in M€)		2023				2022
	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member Countries
Italy		928	75	1 003		493	75	568
Serbia			708	708			418	418
Germany	340	259		599	256	169		425
Romania		441	26	467		289	36	325
France	143	246	11	400	217	435	11	663
Türkiye			375	375			320	320
Portugal		264	95	359		292	100	392
Czech Republic	200	107		307	200	50		250
Belgium		300		300		339		339
Poland		275		275		625		625
Spain		264		264		553	22	575
Ireland	125	107		232	60	107		167
Slovak Republic		192		192		159		159
Croatia		140		140		200		200
Netherlands		110		110		200		200
Hungary		100		100
Lithuania		78	13	91		164	43	207
Finland	40	50		90	140	40		180
Sweden	46	11		57	71			71
Cyprus		57		57		100		100
Greece		53		53			53	53
Moldova (Republic of)			48	48			60	60
Estonia		45		45		25		25
Montenegro			39	39			41	41
Slovenia		35		35		75		75
North Macedonia			25	25			25	25
Bosnia and Herzegovina			9	9			11	11
Iceland		8		8
Latvia		8		8		8		8
Kosovo							14	14
Georgia							5	5
Andorra						4		4
Albania							1	1
Sub-total	893	4 077	1 423	6 394	944	4 325	1 235	6 505
Supranational	119			119	8			8
Non-Member Countries
Austria						20		20
Grand Total	1 012	4 077	1 423	6 513	952	4 345	1 235	6 532
•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Financing commitments reported, considering future CRM

FINANCIAL STATEMENTS 2023

B - Finance Directorate Activity

Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

CEB’s risk appetite framework defines minimum internal ratings which issuers, debtors and counterparties need to have at the time when the Bank enters into transactions with them. These minimum internal ratings are based on the maturity of the investment (deposits and securities) and the type of counterparty.

Breakdown of Finance operations by type of transaction:

Table 8 (in M€)			2023					2022
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Deposits (Nostro & Money Market)	464	2 236	3 664		6 365	456	958	3 939		5 352
Securities	1 021	3 020	731		4 771	797	3 021	525	150	4 493
Swaps & Forex EAD SA-CCR	8	173	151		331	1	184	109		294
Total	1 493	5 429	4 545		11 467	1 254	4 163	4 572	150	10 139
•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

Deposits

The treasury monetary portfolio consists of short-term placements such as nostro accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 7.0 (A-) for investments between three months and one year.

Breakdown by deposit type and credit rating:

Table 9 (in M€)			2023					2022
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Nostro	306	315	416		1 037	406	335	416		1 157
Money Market	159	1 921	3 248		5 328	50	623	3 522		4 195
Total	464	2 236	3 664		6 365	456	958	3 939		5 352
•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Deposits reported at nominal value and excluding accrued interest

Breakdown of money-market deposits by maturity and credit rating:

Table 10 (in M€)			2023					2022
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Up to 1 month	4	111	1 129		1 243		227	2 147		2 374
1 M to 3 M	155	1 074	1 454		2 683	50	396	1 070		1 516
3 M to 6 M		736	665		1 401			305		305
6 M to 1 year
Total	159	1 921	3 248		5 328	50	623	3 522		4 195
•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Deposits reported at nominal value and excluding accrued interest

Securities portfolios

The Bank manages three securities portfolios:

-	the Short-Term Liquidity Portfolio (STL): short-term securities with maturities up to one year;

-	the Fair-Value through Equity Portfolio (FVOCI): maturities of one year and up to 15 years;

-	the Amortised Cost Portfolio (ACP): in euro, fixed-rate, and maturities of one year and up to 30 years.

FINANCIAL STATEMENTS 2023

Breakdown of securities by portfolio type and rating:

Table 11 (in M€)			2023					2022
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Amortised Cost Portfolio	890	851	40		1 781	652	857	40		1 550
Fair-Value Portfolio	131	1 615	95		1 840	145	1 846			1 991
Short-Term Portfolio		554	596		1 150		317	485	150	952
Total	1 021	3 020	731		4 771	797	3 021	525	150	4 493
•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

Breakdown of securities portfolio by residual maturity and rating:

Table 12 (in M€)			2023					2022
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Under 1 year	100	848	636		1 584	71	728	485	150	1 435
1 year to 2 years	169	393			563	100	285	40		425
2 years to 5 years	370	663	95		1 128	243	784			1 027
> 5 years	381	1 116			1 497	383	1 224			1 607
Total	1 021	3 020	731		4 771	797	3 021	525	150	4 493

Breakdown of securities portfolio by country and rating of the issuer:

Table 13 (in M€)			2023					2022
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Member Countries
France		1 235	145		1 379		1 425			1 425
Germany	123	488			611	88	325			413
Finland		345			345		153			153
Sweden		306			306		69			69
Netherlands	113				113	69		80		148
Norway		63			63		136			136
Luxembourg	42				42	42				42
Spain			40		40			40		40
Denmark	22				22	8		120		128
Switzerland	10				10	10	200	130		340
Italy									150	150
Sub-total members	310	2 435	185		2 930	216	2 306	370	150	3 042
Supranational	686	23			709	581	23			604
Europe (non-members)
Austria		89			89		89			89
Great Britain			50		50			80		80
Sub-total Europe		89	50		139		89	80		169
Others
Japan			496		496
Canada	25	268			293		329			329
South Korea		81			81		4			4
Australia		72			72		218			218
New Zealand		52			52		52			52
United States								75		75
Sub-total Others		473	496		994		602	75		678
Grand Total	996	3 020	731		4 771	797	3 021	525	150	4 493

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating

•	Securities reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2023

Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the counterparty by the Credit Risk Committee and the signing of an ISDA2 Master Agreement and a Credit Support Annex (CSA), which defines the terms for the provision of collateral with the derivative counterparty. The CEB has signed ISDA Master Agreements and CSAs with all its derivative counterparties. The majority of these CSAs are two-way CSAs, meaning that both counterparties are required to post collateral, which allows CEB to adapt to market conditions and to obtain the best possible funding cost.

Eligible collateral identified in the CSAs may be cash-euro, or debt securities whose market price is discounted by applying a haircut, and whose minimum internal rating must be 7.0 (corresponding to A-). All swap transactions are measured at fair value, and counterparty exposures are monitored daily so that additional collateral can be called under the conditions described in the relevant CSA.

As at 31 December 2023, the Bank had received €449 million and provided €596 million as cash collaterals, covering all net present values (negative and positive) of the swap portfolio.

In accordance with CRR2/CRD53, the regulation and the directive prescribing how to assess the counterparty credit risk (CCR) on derivatives exposures, the CEB considers the SA-CCR method on nettings agreements and the collateral flows.

As at 31 December 2023, the CCR exposure of the Bank’s derivatives was €331 million (€294 million in 2022).

Breakdown of the swap notional values by type and maturity

Table 14 (in M€)			2023					2022
	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total
Cross Currency swaps	2 389	10 196	760	225	13 569	2 906	8 767	590	240	12 503
Interest-rate swaps	3 620	13 011	11 537	6 969	35 138	1 720	11 500	10 758	5 902	29 880
Total	6 009	23 208	12 296	7 194	48 707	4 625	20 267	11 348	6 142	42 383

[2]	International Swaps and Derivatives Association.

[3]	Capital Requirements Regulation 2: Regulation (EU) 2019/876 / Capital Requirements Directive 5: Directive (EU) 2019/878.

FINANCIAL STATEMENTS 2023

CEB’s exposure to Public sector4 by type of instrument (loan & securities)

Table 15 (in M€)		2023			2022
	Loans	Securities	Total	Loans	Securities	Total
Euro area Countries
Spain	2 058	40	2 098	1 776	40	1 816
France	1 048	868	1 916	985	910	1 895
Germany	1 123	243	1 365	1 048	173	1 220
Belgium	1 039		1 039	1 074		1 074
Italy	1 039		1 039	1 159	150	1 309
Slovak Republic	976		976	947		947
Lithuania	833		833	663		663
Finland	587	76	663	601	76	676
Netherlands	512	113	625	537	69	606
Croatia*	625		625	634		634
Ireland	454		454	404		404
Cyprus	299		299	308		308
Portugal	276		276	288		288
Greece	218		218	218		218
Estonia	200		200	200		200
Slovenia	189		189	158		158
Luxembourg		42	42		42	42
Austria		10	10		10	10
Latvia	3		3	5		5
Sub-total euro area (a)	11 479	1 391	12 870	11 006	1 468	12 474
Other EU Countries
Poland	1 378		1 378	1 262		1 262
Hungary	723		723	716		716
Sweden	553	8	560	446	8	453
Romania	364		364	367		367
Czech Republic	306		306	304		304
Bulgaria	177		177	192		192
Denmark		22	22		8	8
Sub-total other EU (b)	3 500	30	3 530	3 285	15	3 301
Total EU countries (a) + (b)	14 979	1 421	16 400	14 291	1 484	15 775
Non-EU countries
Türkiye	1 401		1 401	1 143		1 143
Serbia	613		613	519		519
Albania	122		122	133		133
Montenegro	94		94	100		100
North Macedonia	88		88	97		97
Bosnia and Herzegovina	87		87	88		88
Moldova (Republic of)	66		66	64		64
Kosovo	46		46	46		46
Iceland	20		20	8		8
Andorra	14		14	15		15
Georgia	14		14	9		9
San Marino	8		8	9		9
Sub-total non-EU (c)	2 573		2 573	2 231		2 231
Other countries
Japan		496	496
Canada		100	100		75	75
South Korea		81	81		4	4
New Zealand		52	52		52	52
Sub-total Other Countries (d)		728	728		131	131
Supranational Institutions	85	709	794	14	604	619
Sub-total Supranational (e)	85	709	794	14	604	619
Total (a)+(b)+(c)+(d)+(e)	17 637	2 858	20 495	16 537	2 219	18 755
*	Croatia joined the euro area on 1 January 2023.

[4]	Public sector refers in this document to Sovereign (States), Sub-Sovereign (Regional and Local authorities), and their Promotional Financial Institutions.

FINANCIAL STATEMENTS 2023

Concentration – Large Exposures

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit).

In line with the Basel Committee recommendations and the European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation.

The CEB adopts the following risk concentration criteria:

•	Direct Exposure over group: within a group of counterparties connected by a control relationship (subsidiaries and branches), even if there is no guarantee;

•	Indirect Exposure over group: when an entity has provided its guarantee to another, even if they are not connected by a control relationship.

As at 31 December 2023:

•	Prudential Equity amounted to €3.5 billion (compared to €3.4 billion at year-end 2022);

•	Twelve counterparties or groups of counterparties were considered as Large Exposure (as in 2022);

•	No counterparty or group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (as in 2022);

•	The total amount outstanding to these counterparties stood at €6.2 billion, i.e. 177% of the CEB’s prudential equity, well below the 800% limit (31 December 2022: €6.1 billion, i.e. 178% of the CEB’s prudential equity).

	2023	2022
Number of counterparties in Large Exposure	12	12
Total Large Exposures in % of Equity	177%	178%
Total Large Exposures (M€)	6 216	6 136
of which Loans (M€)	3 900	3 351
of which Finance (M€)	2 317	2 785
•	Loans reported after CRM (without collateral) at nominal value and excluding accrued interest

•	“Finance” means Securities, Money market, Nostro, derivatives & Forex

FINANCIAL STATEMENTS 2023

2. MARKET RISK

Market risk is the risk of incurring losses due to adverse movements in financial markets, such as interest rates or foreign exchange rates. The Bank has no trading activities and minimal foreign exchange rate risk, so no capital charge is applied for market risk.

A - Interest rate risk

Interest rate risk in the banking book (IRRBB) is the current or prospective risk to the Bank’s capital and revenues arising from unfavourable movements in interest rates due to mismatched interest rate characteristics of assets and liabilities.

Interest rate risk management

Interest rate exposure and compliance with exposure limits are managed by the Finance Directorate and monitored monthly by the Risk & Control Directorate. Additionally, the Asset and Liability Committee (ALCO) oversees the development of the Bank’s interest rate position and steers interest rate risk decisions.

The CEB manages interest rate risk prudently, aiming to preserve its financial stability and protect its earnings and capital base. The Bank manages interest rate risk through the balance sheet using micro or macro hedging derivatives converting assets and liabilities into euro-denominated variable-rate instruments. The Bank may also decide to maintain assets and liabilities at fixed rate in euros to optimise its funding cost.

The CEB is also structurally exposed to interest rate risk on its own funds since they are not interest rate sensitive and, therefore, cannot be matched with interest rate sensitive instruments on the asset side. To manage this risk, the Bank adopts a convention for the interest rate repricing profile and duration of its equity, which is regularly reviewed in light of CEB’s risk appetite and trends in financial markets. The target duration of equity investments is six years at the end of 2023, and CEB’s equity is invested in euro-denominated fixed-rate loans and securities.

Interest rate risk measurement

The Bank measures interest rate risk in line with Basel/EU/European Banking Authority (EBA) regulations, by monitoring the potential changes in the Economic Value of Equity (EVE) and Net Interest Income (NII).

The key metric for measuring interest rate risk is the sensitivity of the EVE. This indicator is included in the CEB’s risk appetite framework. It measures the sensitivity to a change in interest rates of the net present value of the static balance sheet, excluding equity. It is calculated according to the methods established by the Basel/EU regulation and the European Banking Authority (EBA). CEB’s risk appetite framework limits the impact on EVE to the most severe interest rate shock prescribed by the EBA (out of six scenarios), in absolute terms, at 20% of CEB’s prudential equity. At the end of December 2023, the EVE sensitivity reached -11.5% (2022: -10.0%).

The CEB also monitors the sensitivity of the NII to ensure that the Bank’s revenues are not significantly negatively affected by a change in interest rates. This metric is calculated on a going-concern basis over a one-year time horizon by incorporating dynamic changes in balance sheet items. It is based on instantaneous interest rate shocks of +/-100bp. At the end of December 2023, the NII sensitivity was -€10.3 million (resp. €10.7 million) for a +100bp (resp. -100bp) interest rate change; in 2022, it was -€4.7 million (resp. €5.0 million) for a +100bp (resp. -100bp) interest rate change.

Furthermore, the CEB monitors the interest rate duration of equity investments, to monitor any deviation between the actual duration of equity investments and the conventional duration of equity decided by the ALCO. At the end of December 2023, the interest rate duration of equity investments was 5.8 years (2022: 5.6 years) compared to a target duration of equity of 6 years.

The CEB also monitors the interest rate and credit spread sensitivities of the Treasury Securities Portfolios to ensure that they maintain their liquidity and market value under severe market conditions and to monitor potential capital impacts. At the end of December 2023:

-	the value of the Amortised Cost Portfolio (ACP) recorded at amortised cost, would decrease by €9.3 million (resp. €171.6 million) for a parallel shift of interest rates and credit spreads of +10bp (resp. +200bp);

-	the value of the Fair Value through Equity Portfolio recorded at Fair Value through Other Comprehensive Income (FVOCI), and Short-Term Liquidity Portfolio (STL) would decrease by €7.1 million (resp. by €133.0 million) in the case of a parallel shift of +10bp of credit spreads (resp. +200bp). These portfolios are not very sensitive to interest rates because they are mostly fair value hedged.

Finally, the CEB monitors interest rate risk exposures using static interest rate repricing gaps, which measure, for each future period, the potential impact of interest rate movements on earnings due to mismatched rate characteristics between assets and liabilities. The tables below provide the interest rate gap as at 31 December 2023, compared to 2022. The amount of assets and liabilities is grouped by time bands according to their maturity or next interest rate contractual reset date. The difference between the amount of assets and liabilities in each time band measures the static interest rate risk exposure.

FINANCIAL STATEMENTS 2023

Interest Rate Risk repricing gap

In thousand euros

31 December 2023	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Net book value
Assets
Cash in hand, balances with central banks	1 034 117						1 034 117
Financial assets at fair value through equity*	600 481	1 890 355	505 366			(87 672)	2 908 530
Financial assets at amortised cost
Loans*	5 049 395	13 723 998	824 408	775 796	1 105 670	(902 254)	20 577 014
Advances	1 243 036	2 683 394	1 401 362			49 780	5 377 571
Debt securities	60 000	15 000	56 000	1 015 383	634 572	15 974	1 796 929
Deposits of guarantees paid	598 026					(419)	597 607
Other assets						2 126 656	2 126 656
Sub-total of assets	8 585 055	18 312 747	2 787 136	1 791 179	1 740 242	1 202 064	34 418 424
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(44 007)	(35)	(1 097)	(468)	(78)	(5)	(45 690)
Debt securities in issue*	(14 909 387)	(14 030 411)	(37 504)			1 083 696	(27 893 606)
Deposits of guarantees received	(451 087)						(451 087)
Provisions	(547)	(1 094)	(4 921)	(39 369)	(257 465)		(303 396)
Other liabilities						(2 205 527)	(2 205 527)
Sub-total of liabilities	(15 405 027)	(14 031 540)	(43 523)	(39 837)	(257 543)	(1 121 836)	(30 899 306)
Equity						(3 519 118)	(3 519 118)
Net during the period	(6 819 972)	4 281 207	2 743 614	1 751 342	1 482 698	(3 438 890)
Cumulative net during the period	(6 819 972)	(2 538 764)	204 849	1 956 191	3 438 890

*after hedging

In thousand euros

31 December 2022	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Net book value
Assets
Cash in hand, balances with central banks	1 150 258						1 150 258
Financial assets at fair value through equity*	693 655	1 913 395	336 829			(148 370)	2 795 509
Financial assets at amortised cost
Loans*	4 608 528	12 392 991	969 923	496 612	1 482 406	(1 728 099)	18 222 361
Advances	2 345 119	1 515 712	334 253			14 777	4 209 861
Debt securities	638 590		127 600	592 133	830 002	43 035	1 592 770
Deposits of guarantees paid						(457)	638 133
Other assets						2 919 243	2 919 243
Sub-total of assets	9 436 151	15 822 098	1 768 605	1 088 745	2 312 408	1 100 129	31 528 135
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(54 773)	(6 975)	(7 812)	(311)	(233)	(72)	(70 176)
Debt securities in issue*	(12 124 579)	(13 196 157)	(37 505)	(250 000)	(250 000)	1 634 475	(24 223 766)
Deposits of guarantees received	(904 640)						(904 640)
Provisions	(480)	(960)	(4 318)	(23 028)	(225 699)		(254 484)
Other liabilities						(2 632 694)	(2 632 694)
Sub-total of liabilities	(13 084 472)	(13 204 092)	(49 634)	(273 339)	(475 932)	(998 291)	(28 085 760)
Equity						(3 442 375)	(3 442 375)
Net during the period	(3 648 322)	2 618 007	1 718 970	815 406	1 836 477	(3 340 537)
Cumulative net during the period	(3 648 322)	(1 030 315)	688 655	1 504 061	3 340 537

*after hedging

FINANCIAL STATEMENTS 2023

B. Foreign exchange risk

The foreign exchange risk is managed by the Finance Directorate and monitored by the Risk & Control Directorate which is responsible for the independent oversight of the main financial risks.

The Bank measures its currency exposures by calculating spot net open currency positions: assets minus liability per currency including both on- and off- balance sheet positions.

The residual risk arises mainly from net interest cash flows in currencies other than the euro. The limit for the net open position per currency is €1 million. It is measured at the end of each month and there is a five working days’ time span to cover the position.

The table below shows the residual foreign exchange exposure after taking hedging instruments into account at the end of 2023.

							In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative Instruments	Net position 2023	Assets	Liabilities	Derivative Instruments	Net position 2022

US Dollar	1 256 077	5 919 780	4 667 043	3 340	1 243 988	6 590 484	5 344 535	(1 961)
Pound Sterling	72 833	3 061 023	2 989 137	947	53 289	1 900 417	1 848 083	955
Hong Kong Dollar	366 303	314 046	(51 665)	592	1 054	157 363	156 320	11
Swiss franc	17 630	217 817	200 720	533	177 850	230 407	53 079	522
Other currencies	2 470 097	1 564 099	(904 703)	1 295	2 068 157	1 359 306	(707 594)	1 257
Total	4 182 940	11 076 765	6 900 532	6 707	3 544 338	10 237 977	6 694 423	784

3. LIQUIDITY RISK

Liquidity risk is the risk of incurring losses resulting from the inability to meet payment obligations in full and in a timely manner when they become due.

Liquidity risk is inherent to the Bank’s business model. It arises from maturity mismatches between assets and liabilities. It may be significant because, unlike commercial banks, the CEB does not collect customer deposits and does not have access to refinancing through central banks.

Liquidity risk can be classified into i) funding liquidity risk, which arises when the Bank is unable to meet its payment obligations due to an inability to raise new funding, and ii) market liquidity risk, which arises when the Bank is unable to sell or convert its liquid assets into cash without incurring significant losses.

A - Liquidity risk management

Liquidity risk management plays a crucial role in safeguarding the Bank’s financial flexibility, especially when adverse market conditions limit access to long-term funding in the markets.

The Bank prudently manages its liquidity risk, establishing liquidity indicators at different time horizons and holding sufficient liquid assets to withstand potential periods of extreme market conditions where access to the market for new funding is not possible while continuing its regular activity.

The liquidity position and compliance with exposure limits are managed by the Finance Directorate and monitored daily by the Risk & Control Directorate. The Asset and Liability Committee (ALCO) supervises the evolution of the Bank’s funding and liquidity position and addresses liquidity risk.

Diversification is a major objective of the Bank’s funding and liquidity management. The Bank strives to diversify its debt issuance programs, funding markets, and investor base to avoid excessive reliance on individual markets or funding sources. The Bank also ensures that there are no significant mismatches between the maturity profiles of assets and liabilities. This funding strategy is pursued within the annual borrowing authorisation approved by the Administrative Council.

To manage liquidity risk, the Bank also maintains a liquidity reserve that can be used to meet payment obligations while continuing normal banking activities without obtaining new funding. This reserve is composed of highly rated liquid securities whose market value and liquidity would be preserved during adverse market conditions. Most of the securities in the liquidity reserve are eligible as High-Quality Liquid Assets (HQLA) for the Liquidity Coverage Ratio (LCR). At the end of 2023, the HQLA-eligible securities amounted to €3.2 billion after haircuts (€2.6 billion in 2022).

Finally, the CEB has an internal Contingency Funding Plan (CFP) that sets out the strategies for addressing severe liquidity shortfalls in emergency situations, including escalation, communication and decision-making procedures.

FINANCIAL STATEMENTS 2023

B - Liquidity risk measurement

The CEB manages liquidity risk by transposing its liquidity risk tolerance into comprehensive risk indicators at different time horizons and supporting these metrics by setting adequate limits.

The Survival Horizon (SH) is the key indicator for liquidity risk management. It is included in CEB’s risk appetite framework. It measures the period during which the Bank can fulfil its payment obligations arising from ongoing business operations using its available liquid assets under a severe stress scenario. This scenario includes the inability to access the market for new funding, disruptions in loan repayment, erosion of liquid asset values, and stressed collateral requirements on derivatives. The lower limit for the SH is 12 months. At the end of 2023, the SH reached 17 months (15 in 2022).

Moreover, although not subject to the international regulatory framework, the CEB complies with the regulatory liquidity ratios prescribed by the Basel/EU regulations, namely the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR). Both ratios are included in CEB’s risk appetite framework. The lower limit for both ratios is 100%. At year-end 2023 the LCR was 378% (2022: 554%) and the NFSR was 136% (2022: 130%).

The CEB also monitors the Self-Sufficiency Period (SSP). This metric assesses short-term liquidity risk. It measures the period during which the Bank can fulfil its stressed expected net cash outflows stemming from ongoing business operations under a severe stress scenario without accessing the market for new funding and without using available liquid assets. The lower limit for the SSP is six months. At the end of 2023, the Bank’s SSP reached nine months (as in 2022).

Furthermore, the CEB monitors the Short-Term Liquidity Ratios (STLR) used by rating agencies, particularly S&P, which measure the Bank’s capacity to handle its net liquidity requirements over an extended market disruption. These ratios compare liquidity sources to their uses over different periods from one to twelve months. The minimum level for these ratios is 100%. As at 31 December 2023, the STLR stood as follows:

-	565% at a one-month time-horizon (year-end 2022: 592%);
-	249% at a 3-month time-horizon (year-end 2022: 275%);
-	163% at a 6-month time-horizon (year-end 2022: 165%);
-	147% at a one-year time-horizon (year-end 2022: 132%).

Finally, the CEB monitors liquidity risk in terms of static liquidity gaps, which measure, for each future period, the potential mismatches between the maturity profile of assets and liabilities. The tables below show the maturity profile of the Bank’s assets and liabilities, namely the undiscounted principal and interest cash flows of financial instruments until their maturity. Cash flows are presented on a net basis for interest rate swaps and on a gross basis for currency swaps and foreign exchange forward contracts. They are calculated on the basis of the exchange rates and interest rates prevailing at the closing date.

Maturity profile of assets and liabilities

In thousand euros

	Current outstanding			Non-current outstanding
Total
31 December 2023	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years
Assets
Cash in hand, balances with central banks	1 034 428					1 034 428
Financial assets at fair value through equity	115 821	580 902	786 550	907 722	761 113	3 152 108
Financial assets at amortised cost
Loans	51 606	231 860	2 024 485	10 331 501	11 413 835	24 053 287
Advances	1 258 975	2 728 803	1 432 556			5 420 334
Debt securities	64 180	20 569	99 966	935 543	1 018 198	2 138 456
Deposits of guarantees paid	598 026					598 026
Sub-total of assets	3 123 036	3 562 135	4 343 557	12 174 766	13 193 146	36 396 639
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	611	1 206	5 175	24 864	17 708	49 564
Debt securities in issue	71 918	1 564 195	3 044 681	18 042 186	7 838 159	30 561 138
Deposits of guarantees received	451 087					451 087
Social Dividend Account	35 747					35 747
Sub-total of liabilities	559 363	1 565 400	3 049 856	18 067 050	7 855 867	31 097 536
Off-balance sheet
Financing commitments	(395 000)	(888 880)	(1 200 000)	(3 544 215)	(484 711)	(6 512 805)
Term financial instruments
To be received	919 324	2 389 946	2 134 769	12 152 652	2 276 610	19 873 301
To be paid	(951 953)	(2 287 500)	(2 250 256)	(12 236 624)	(1 938 485)	(19 664 818)
Sub-total of off-balance sheet	(427 629)	(786 434)	(1 315 487)	(3 628 187)	(146 585)	(6 304 322)
Total	2 136 044	1 210 300	(21 786)	(9 520 471)	5 190 694	(1 005 219)

FINANCIAL STATEMENTS 2023

In thousand euros

	Current outstanding			Non-current outstanding
Total
31 December 2022	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years
Assets
Cash in hand, balances with central banks	1 150 631					1 150 631
Financial assets at fair value through equity	100 965	608 563	626 314	923 801	802 315	3 061 960
Financial assets at amortised cost
Loans	89 186	287 080	1 887 089	9 311 004	10 357 421	21 931 780
Advances	2 358 198	1 523 050	337 497			4 218 745
Debt securities	2 908	3 883	173 002	751 587	961 940	1 893 320
Deposits of guarantees paid	638 590					638 590
Sub-total of assets	4 340 478	2 422 576	3 023 902	10 986 392	12 121 676	32 895 025
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	654	8 139	13 334	32 366	22 174	76 665
Debt securities in issue	154 265	1 217 971	2 963 363	15 660 765	6 965 999	26 962 363
Deposits of guarantees received	904 640					904 640
Social Dividend Account	34 842					34 842
Sub-total of liabilities	1 094 401	1 226 110	2 976 697	15 693 130	6 988 173	27 978 511
Off-balance sheet
Financing commitments	(453 801)	(463 033)	(1 514 088)	(3 281 174)	(820 294)	(6 532 390)
Term financial instruments
To be received	1 080 979	1 797 789	2 279 182	10 660 353	1 960 796	17 779 099
To be paid	(1 123 056)	(1 602 672)	(2 325 226)	(10 805 747)	(1 546 741)	(17 403 443)
Sub-total of off-balance sheet	(495 878)	(267 916)	(1 560 132)	(3 426 569)	(406 238)	(6 156 734)
Total	2 750 199	928 550	(1 512 927)	(8 133 307)	4 727 265	(1 240 220)

4. OPERATIONAL RISK

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. The policy lays out sound practices to ensure effective and consistent operational risk management across the CEB.

Operational risk is the risk of potential loss resulting from inadequate or failed internal processes, people and systems or external events. Moreover, the CEB also considers reputational and legal risks that may adversely impact its activities.

Inspired by the Basel Committee on Banking Supervision principles and international best practices, the Bank is committed to continuously assessing its operational risk and implementing the appropriate mitigating measures.

The CEB’s operational risk framework is reviewed and approved by the Committee for Operational Risks and Organisation (CORO) at their semi-annual meetings. Chaired by the Governor and composed of Senior Management, CORO sets acceptable levels for the operational risks faced by the CEB and ensures that directors take the necessary steps to monitor and control these risks within their respective directorates.

In close co-operation with business lines, the Operational Risk Division (ORD) manages the implementation of the operational risk framework centrally and electronically. Risk identification evaluation and mitigation follow a predefined methodology and a targeted action plan. The operational risk incidents, including “near misses”, are also integrated to ensure the control framework’s effectiveness and completeness through risk mapping and assessment.

ORD ensures the adequate design and effectiveness of the internal control framework through regular testing of key controls covering the main risks in each business line. The results are reported to the CORO. Each business unit annually asserts the efficiency of its respective permanent internal control environment.

To maintain a comprehensive procedure and control map, ORD is also responsible for modelling procedures in collaboration with the business lines. A dedicated intranet site provides all staff access to such procedures.

The CEB has a Business Continuity Plan (BCP) to hedge against disruptions in its business activities. The BCP comprises a crisis management plan and an underlying technical framework, including data centres, emergency dealing room, user back-up positions, telecommuting solutions, and business line-specific plans.

The risk capital charge for operational risk is part of the Bank’s capital adequacy ratio within the risk appetite framework. The CEB has adopted the Basic Indicator Approach which is based on the average net banking income over the previous three years.

As at 31 December 2023, the operational risk capital charge amounted to €23.0 million, compared to €21.9 million as at 31 December 2022.

FINANCIAL STATEMENTS 2023

5. CLIMATE RISK

The CEB recognises the significant importance of climate risk in addition to the “traditional” risks such as credit, interest rate, foreign exchange, liquidity, or operational risk.

The CEB views climate risk not only as a standalone risk category but as an interconnecting risk with the potential to impact each risk category. Climate-related risks are divided into two major categories: physical and transition risks. Physical risks refer to the direct physical impacts of climate change. Physical risks resulting from climate change can be event-driven (acute) or longer-term (chronic) shifts in climate patterns. Transition risks cover the transition to a lower-carbon economy. Transitioning to a lower carbon economy may entail extensive policy, legal, technology, and market changes to address mitigation and adaptation requirements related to climate change.

The CEB has completed a mapping exercise of climate-related risks to identify the implications, challenges and opportunities the Bank may face due to climate change. Different risk categories such as credit risk, market risk, liquidity risk, operational risk and reputational risk, may be impacted.

In addition to assessing how climate risk may impact the Bank’s overall risk profile, the CEB identifies and assesses climate-related risks at the individual project and counterparty levels.

CEB’s loan portfolio is materially exposed to sovereign risk. Consequently, the CEB has developed a climate scorecard for sovereigns. The scorecard captures physical risk, transition risk and readiness. The CEB is also finalising its climate scorecard for local and regional authorities. Going forward, climate scorecards for other types of counterparties will be developed. The output from these scorecards will enable the CEB to map and benchmark its counterparties according to their climate risk exposure.

The CEB published its first Task Force on Climate-Related Financial Disclosure (TCFD) Report in 2023.

6. RISK APPETITE FRAMEWORK

As a multilateral development bank (MDB), the CEB is not subject to its member states’ regulatory frameworks, the Basel Committee recommendations or European Union directives. However, it is the Bank’s policy to follow best banking practices, according to its MDB status, by making all necessary adjustments. To this end, the CEB has established a set of risk indicators and ratios, with their associated limits, to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around five main areas: capital, leverage, liquidity, market risk and credit risk in finance activity.

In the reporting period ending 31 December 2023, all ratios and indicators were well within their authorised limits.

Capital

Capital Adequacy Ratio (CAR) is the ratio of the Bank’s Prudential Equity5 divided by total Risk-Weighted Assets (RWA). The Bank applies the Pillar I Standardised Approach, where RWAs are calculated using risk-weight factors according to the type, the rating and the maturity (for banks) of the counterparty.

The Bank monitors this ratio to ensure it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market and operational risks.

Although the risk appetite framework floor for this ratio is set at 10.5%, the Bank aims at maintaining a ratio above 20% to ensure first-rank financial fundamentals. Additionally, the Bank targets a sufficient buffer and aims for a comfort zone above 25%.

The ratio reached 29.0% at year-end 2023, which was lower than in 2022 due to the increase in both Finance and Loan exposures, only partially offset by the increase in prudential equity.

	2023	2022
Capital Adequacy Ratio	29.0%	30.4%

Finally, at the end of December 2023, credit risk represents the bulk of capital requirements at 95.4%, split among credit risk in the loan portfolio (77.4%) and credit risk on finance operations (18.0%).

Gearing Ratio (GR) measures the outstanding loans (after swap and guarantees) divided by Own Funds6, thus establishing a volume ceiling to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark with other multilateral development banks.

5 Prudential equity includes paid-in capital, reserves and net profit after deduction of adjustment items prescribed in the EU Capital Requirements Directives relevant to the CEB.

6 Own Funds include subscribed capital, reserves and net profit.

FINANCIAL STATEMENTS 2023

The historical ceiling limit of the risk appetite framework is 2.5. However, in 2023 the Administrative Council approved a temporary increase of the GR to 2.6 until June 2024 or the effectiveness of the capital increase, whichever occurs first.

	2023	2022
Gearing Ratio	2.54	2.41

Leverage

Leverage Ratio (LR) is the ratio of Prudential Equity divided by the exposure value of all assets and off-balance sheet items. The exposure value of derivatives is calculated with the method used in the capital adequacy ratio standardised approach. The conversion factor for risk-related off-balance sheet items (financing commitments) is 50%.

The LR provides a simple indicator (considering the gross exposures without any weighting) to complement the capital adequacy ratio to limit excessive leveraging of the Bank. This ratio’s risk appetite framework floor is 7% to ensure first-rank financial fundamentals.

	2023	2022
Leverage Ratio	9.7%	10.3%

Treasury Asset Ratio (TAR) compares total financial assets (after considering the hedging swap’s fair value) to Prudential Equity.

Total financial assets comprise the outstanding amounts in the securities portfolios, bank deposits, repos and nostro accounts, excluding collaterals. The risk appetite framework ceiling is five times the CEB’s Prudential Equity, i.e. €17.7 billion at year-end 2023.

	2023	2022
Treasury Asset Ratio	3.2	2.8

Liquidity

Survival Horizon is the key metric used to manage liquidity risk. It is the period during which the Bank is able to fulfil its payment obligations stemming from ongoing business operations under a severe stress scenario without any access to new funding and by using its available liquid assets. The minimum risk appetite framework level of this indicator is 12 months.

	2023	2022
Survival Horizon	17 months	15 months

Liquidity Regulatory Ratios (LCR and NSFR): the Bank requires that the liquidity position be strong enough to fulfil Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR) requirements. The risk appetite framework minimum is 100%.

•	The LCR aims to ensure the Bank holds a sufficient amount of high-quality liquid assets (HQLA) to survive a period of significant liquidity stress lasting 30 calendar days.

	2023	2022
Liquidity Coverage Ratio	378%	554%

•	The NSFR compares the Bank’s available stable funding (ASF) to required stable funding (RSF). In line with supervisory assumptions, different factors reflect the liquidity characteristics of each instrument of the entire balance sheet.

	2023	2022
Net Stable Funding Ratio	136%	130%

Market Risk

Sensitivity of Economic Value of Equity (EVE) measures the maximum change in the present value of interest rate-sensitive assets and liabilities, excluding equity, resulting from the application of the prescribed Basel/EU interest rate shocks. The risk appetite framework ceiling is, in absolute value, equal to or below 20% of Prudential Equity. At year-end 2023, it was well within the limit, as in 2022.

	2023	2022
Sensitivity of Economic Value of Equity (EVE)	-11.5%	-10.0%

FINANCIAL STATEMENTS 2023

Spot Net Open Position measures at month-end the total asset amount minus the total liability amount in a foreign currency, including both on-and off-balance sheet positions.

The risk appetite framework ceiling is, in absolute value, €1 million at month-end per currency. At year-end 2023, it was well within the limit, as in 2022.

Credit Risk in finance activity

Minimum Internal Rating defines minimum credit quality, i.e. internal rating, at the trade date under which the Bank may enter into transactions with issuers, obligors and counterparties, based on the investment maturity7 (deposits and securities) and the type of counterparty.

	Up to 3 M	3 to 6 M	6 M to 1 Y	1 Y to 2 Y	Beyond 2 Y
Sovereign	5.5 (BBB-)	5.5 (BBB-)	7.0 (A-)	7.0 (A-)	8.0 (A+)
Sub-sovereign, agency, supranational	6.0 (BBB)	7.0 (A-)	7.0 (A-)	7.0 (A-)	8.0 (A+)
Financial Institution	6.5 (BBB+)	7.0 (A-)	7.0 (A-)	7.0 (A-)	8.5 (AA-)
Corporate	8.5 (AA-)	8.5 (AA-)	8.5 (AA-)	8.5 (AA-)	9.5 (AA+)
Covered Bond (rating of issue, not issuer)	7.5 (A)	8.0 (A+)	8.0 (A+)	8.0 (A+)	9.0 (AA)

In 2023, all counterparties and transactions met these minimum thresholds on the trade date, as was the case in 2022.

[7]	Short-term investments are those with a residual maturity of up to one year (370 days) and Long-term investments are those with a residual maturity above one year (370 days).

FINANCIAL STATEMENTS 2023

NOTE C -	Financial instruments at fair value through profit or loss and hedging derivative financial instruments

The Bank’s hedging derivatives for which the hedging relationship is not recognised by IFRS 9 are recorded under the balance sheet heading “Financial instruments at fair value through profit or loss”.

The Bank’s hedging derivatives recognised under IFRS 9 as fair value hedges or cash flow hedges are recorded in the balance sheet under the heading “Hedging derivative financial instruments”. These operations hedge the financial assets and liabilities (loans, financial assets at fair value through equity and debt securities in issue).

The term financial instruments comprises interest rate, currency and forward exchange swaps.

Following the application of IFRS 13 “Fair value measurement”, the CEB adjusted its valuation methods related to:

-	the counterparty’s credit risk within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);
-	own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA); and
-	own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

As at 31 December 2023, the CEB recorded a fair value adjustment of derivative instruments in the amount of €110 thousand under assets for the DVA (31 December 2022: €104 thousand) and of €1 564 thousand under liabilities for the CVA (31 December 2022: €1 861 thousand). These adjustments are recorded by the counterparty in the Income statement.

The OCA is an adjustment to be made to debt instruments issued which are designated at fair value in order to reflect CEB’s risk of default. Since the debt securities issued by the CEB are all designated at amortised cost, the OCA equals zero.

The following table presents the fair value of the financial instruments at fair value through profit or loss and the hedging derivative financial instruments:

In thousand euros

31 December 2023	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	7 432	(16 493)
Foreign exchange derivative financial instruments	220 259	(331 099)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	110
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1 564)
Total	227 801	(349 156)
Hedging derivative financial instruments
Interest rate derivative financial instruments	1 586 078	(1 302 738)
Foreign exchange derivative financial instruments	246 227	(460 143)
Total	1 832 305	(1 762 881)

In thousand euros
	Positive	Negative
	market	market
31 December 2022	value	value
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	3 248	(2 468)
Foreign exchange derivative financial instruments	650 693	(183 169)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	104
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1 861)
Total	654 045	(187 498)
Hedging derivative financial instruments
Interest rate derivative financial instruments	1 997 876	(1 724 611)
Foreign exchange derivative financial instruments	200 412	(673 382)
Total	2 198 288	(2 397 993)

FINANCIAL STATEMENTS 2023

NOTE D - Financial assets and liabilities

The table below shows the net book value of financial assets and liabilities according to the accounting valuation rule as well as their fair value:

In thousand euros

	At fair value	At fair value	At fair value
31 December 2023	through profit or loss	through recyclable equity	through non- recyclable equity	At amortised cost	Net book value	Fair value

Assets
Cash in hand, balances with central banks				1 034 117	1 034 117	1 034 117
Financial instruments at fair value through profit or loss	227 801				227 801	227 801
Hedging derivative financial instruments	1 832 305				1 832 305	1 832 305
Financial assets at fair value through equity		2 907 051	1 479		2 908 530	2 908 530
Financial assets at amortised cost
Loans and advances				25 954 585	25 954 585	25 954 585
Debt securities				1 796 929	1 796 929	1 869 105
Total financial assets	2 060 106	2 907 051	1 479	28 785 631	33 754 267	33 826 443

Liabilites
Financial instruments at fair value through profit or loss	349 156				349 156	349 156
Hedging derivative financial instruments	1 762 881				1 762 881	1 762 881
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				45 690	45 690	45 690
Debt securities in issue				27 893 606	27 893 606	29 152 124
Social Dividend Account				35 747	35 747	35 747
Total financial liabilities	2 112 037			27 975 043	30 087 080	31 345 598
In thousand euros
	At fair value	At fair value	At fair value
31 December 2022	through profit or loss	through recyclable equity	through non- recyclable equity	At amortised cost	Net book value	Fair value

Assets
Cash in hand, balances with central banks				1 150 258	1 150 258	1 150 258
Financial instruments at fair value through profit or loss	654 045				654 045	654 045
Hedging derivative financial instruments	2 198 288				2 198 288	2 198 288
Financial assets at fair value through equity		2 794 031	1 478		2 795 509	2 795 509
Financial assets at amortised cost
Loans and advances				22 432 222	22 432 222	22 432 222
Debt securities				1 592 770	1 592 770	1 609 602

Total financial assets	2 852 333	2 794 031	1 478	25 175 250	30 823 092	30 839 924

Liabilites
Financial instruments at fair value through profit or loss	187 498				187 498	187 498
Hedging derivative financial instruments	2 397 993				2 397 993	2 397 993
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				70 176	70 176	70 176
Debt securities in issue				24 223 766	24 223 766	26 406 581
Social Dividend Account				34 842	34 842	34 842

Total financial liabilities	2 585 491			24 328 784	26 914 275	29 097 090

None of the securities classified under financial assets at fair value through equity or debt securities at amortised cost categories has been pledged in 2023 and 2022.

FINANCIAL STATEMENTS 2023

NOTE E - Market value measurement of financial instruments

Following the application of IFRS 13 “Fair value measurement”, the CEB adjusted the fair value measurement framework of its financial instruments by including its counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note C.

The Bank groups its financial assets and liabilities in a three-level hierarchy reflecting the reliability of the fair value measurement.

To determine their fair value level, the CEB uses the fair value level provided by an external data provider, which is based on the set of rules described below:

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets;

Level 2: financial instruments whose market value is measured using valuation techniques based on observable parameters. The level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the financial instrument (interest rates and yield curves observable and credit spreads);

Level 3: financial instruments whose market value is measured using valuation techniques that include unobservable parameters. This level includes loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net book value.

As at 31 December 2023, based on the fair value level provided by an external data provider, which is based on the rules described above, the CEB has recorded hierarchy transfers on the following instruments. Concerning debt securities issued on the liabilities side, €1.9 billion have been transferred from level 2 to level 1. Concerning debt securities recorded at fair value through equity, on the assets side, €9.7 million were transferred from level 2 to level 1 and €69.8 million were transferred from level 1 to level 2. Finally, for debt securities recorded at amortised cost, on the assets side, €20.5 million were transferred from level 1 to level 2.

Financial instruments measured at their fair values are presented in the table below:

In thousand euros
31 December 2023	Level 1	Level 2	Level 3	Total
Assets Cash in hand, balances with central banks	1 034 117			1 034 117
Financial instruments at fair value through profit or loss		227 801		227 801
Hedging derivative financial instruments		1 832 305		1 832 305
Financial assets at fair value through equity	1 605 435	1 303 095		2 908 530
Financial assets at amortised cost
Loans and advances			25 954 585	25 954 585
Debt securities	1 806 455	62 650		1 869 105
Total financial assets	4 446 007	3 425 851	25 954 585	33 826 443
Liabilites Financial instruments at fair value through profit or loss		349 156		349 156
Hedging derivative financial instruments		1 762 881		1 762 881
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	45 690			45 690
Debt securities in issue	26 855 553	2 296 571		29 152 124
Social Dividend Account	35 747			35 747
Total financial liabilities	26 936 990	4 408 608		31 345 598
In thousand euros
31 December 2022	Level 1	Level 2	Level 3	Total
Assets Cash in hand, balances with central banks	1 150 258			1 150 258
Financial instruments at fair value through profit or loss		654 045		654 045
Hedging derivative financial instruments		2 198 288		2 198 288
Financial assets at fair value through equity	1 734 729	1 060 780		2 795 509
Financial assets at amortised cost
Loans and advances			22 432 222	22 432 222
Debt securities	1 566 198	43 404		1 609 602
Total financial assets	4 451 185	3 956 517	22 432 222	30 839 924
Liabilites Financial instruments at fair value through profit or loss		187 498		187 498
Hedging derivative financial instruments Financial liabilities at amortised cost		2 397 993		2 397 993
Amounts owed to credit institutions and to customers	56 843	13 333		70 176
Debt securities in issue	19 865 121	6 541 460		26 406 581
Social Dividend Account	34 842			34 842
Total financial liabilities	19 956 806	9 140 284		29 097 090

FINANCIAL STATEMENTS 2023

NOTE F - Offsetting financial assets and financial liabilities

As at 31 December 2023, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7:

In thousand euros

31 December 2023	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net amounts
Assets
Loans at amortised cost	20 577 014		(183 613)	20 393 401
Derivative financial instruments	2 060 106	(449 404)		1 610 702
Deposits of guarantees given	597 607	(596 010)		1 597
Other assets not subject to offsetting	11 183 697			11 183 697
Total assets	34 418 424	(1 045 414)	(183 613)	33 189 397
Liabilities
Derivative financial instruments	2 112 037	(596 010)		1 516 027
Deposits of guarantees received	451 087	(449 404)		1 683
Other liabilities not subject to offsetting	28 336 182			28 336 182
Total liabilities	30 899 306	(1 045 414)		29 853 892
In thousand euros
Net
	amounts of	Cash
	financial	given /	Securities
	assets and	received	received as	Net
31 December 2022	liabilities	as collateral	collateral	amounts
Assets
Loans at amortised cost	18 222 361		(210 555)	18 011 806
Derivative financial instruments	2 852 333	(903 451)		1 948 882
Deposits of guarantees given	638 133	(637 800)		333
Other assets not subject to offsetting	9 815 308			9 815 308
Total assets	31 528 135	(1 541 251)	(210 555)	29 776 329
Liabilities
Derivative financial instruments	2 585 491	(637 800)		1 947 691
Deposits of guarantees received	904 640	(903 451)		1 189
Other liabilities not subject to offsetting	24 595 629			24 595 629
Total liabilities	28 085 760	(1 541 251)		26 544 509

FINANCIAL STATEMENTS 2023

NOTE G - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

As at 31 December 2023, financial assets at fair value through equity consist of Debt securities in the amount of €2.9 billion (31 December 2022: €2.8 billion) and Equity instruments in the amount of €1.5 million (31 December 2022: €1.5 million).

	In thousand euros
	31/12/2023	31/12/2022

Financial assets at fair value through equity
Gross book value	3 001 489	2 967 004
Unrealised gains or losses	(92 004)	(170 530)
Impairment (a)	(955)	(965)

Total	2 908 530	2 795 509

(a) of which stage 1	(955)	(965)
of which stage 2
of which stage 3

Financial assets at amortised cost

In thousand euros
	31/12/2023	31/12/2022

Loans to credit institutions
Gross book value	6 923 558	6 641 359
Impairment	(3 822)	(5 176)
Net book value	6 919 736	6 636 183

Loans to customers
Gross book value	14 703 894	13 309 448
Impairment	(9 854)	(14 227)
Net book value	14 694 040	13 295 221

Value adjustment to loans hedged by derivative instruments	(1 036 762)	(1 709 043)

Total loans	20 577 014	18 222 361

Advances
Advances repayable on demand - gross book value	6 174	8 234
Impairment	(5)	(7)
Net book value	6 169	8 227

Advances with agreed maturity dates or periods of notice - gross book value	5 372 264	4 202 064
Impairment	(685)	(430)
Net book value	5 371 579	4 201 634
Value adjustment to advances hedged by derivative instruments	(177)

Total advances	5 377 571	4 209 861
Debt securities
Gross book value	1 797 332	1 593 120
Impairment	(403)	(350)
Net book value	1 796 929	1 592 770

Total debt securities	1 796 929	1 592 770

At 31 December 2023, loans are guaranteed up to the amount of €6.4 billion (31 December 2022: €6.1 billion). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2023

Financial assets at amortised cost by stage

					In thousand euros
	31/12/2023			31/12/2022

	Gross book	Impairment	Net book	Gross book	Impairment	Net book
	value		value	value		value

Loans to credit institutions	6 923 558	(3 822)	6 919 736	6 641 359	(5 176)	6 636 183
Stage 1	6 923 558	(3 822)	6 919 736	6 641 359	(5 176)	6 636 183
Stage 2
Stage 3

Loans to customers	14 703 894	(9 854)	14 694 040	13 309 448	(14 227)	13 295 221
Stage 1	14 655 119	(9 717)	14 645 403	13 259 347	(14 079)	13 245 268
Stage 2	48 775	(137)	48 638	50 101	(148)	49 953
Stage 3

Advances	5 378 438	(690)	5 377 748	4 210 298	(437)	4 209 861
Stage 1	5 378 438	(690)	5 377 748	4 210 298	(437)	4 209 861
Stage 2
Stage 3

Debt securities	1 797 332	(403)	1 796 929	1 593 120	(350)	1 592 770
Stage 1	1 797 332	(403)	1 796 929	1 593 120	(350)	1 592 770
Stage 2
Stage 3

During the year 2023, no defaults occurred in the Bank’s financial assets at amortised cost portfolio.

FINANCIAL STATEMENTS 2023

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower’s country location, whether subsidised or not by the Social Dividend Account, is presented in the table below:

Breakdown by borrower’s country location	Outstanding				In thousand euros Financing commitments
	31/12/2023%		31/12/2022%		31/12/2023	31/12/2022
Spain	2 606 386	12.11	2 142 575	10.77	305 429	575 458
Poland	2 143 988	9.96	1 843 571	9.27	275 254	624 726
France	1 748 593	8.12	1 692 508	8.51	380 841	587 741
Türkiye	1 401 244	6.51	1 143 195	5.75	375 000	320 000
Germany (a)	1 316 299	6.11	1 175 698	5.91	598 800	410 062
Italy (b)	1 285 025	5.97	1 210 889	6.09	1 003 252	568 475
Slovak Republic	1 161 327	5.39	1 058 388	5.32	191 700	158 500
Belgium	1 038 687	4.82	1 073 875	5.40	300 000	339 000
Netherlands	983 781	4.57	976 483	4.91	150 000	200 000
Lithuania	894 231	4.15	691 742	3.48	91 413	206 962
Hungary	723 488	3.36	715 523	3.60	100 000
Czech Republic	691 571	3.21	779 606	3.92	339 727	325 000
Serbia	677 586	3.15	578 472	2.91	707 971	438 471
Croatia	624 993	2.90	634 422	3.19	140 000	200 000
Finland	595 260	2.76	611 589	3.08	90 000	180 000
Sweden	563 707	2.62	445 996	2.24	56 797	70 964
Romania	526 629	2.45	571 390	2.87	477 072	324 529
Ireland	462 915	2.15	406 129	2.04	243 636	166 636
Cyprus	299 051	1.39	308 135	1.55	56 750	99 500
Portugal	277 903	1.29	292 741	1.47	358 700	391 700
Greece	218 833	1.02	218 167	1.10	52 500	53 500
Estonia	200 000	0.93	200 000	1.01	45 000	25 000
Slovenia	199 134	0.92	169 971	0.85	35 000	75 000
Bulgaria	180 215	0.84	201 558	1.01
Albania	127 512	0.59	139 803	0.70		8 980
Bosnia and Herzegovina	101 324	0.47	101 677	0.51	8 500	15 227
North Macedonia	94 741	0.44	106 461	0.54	25 000	32 500
Montenegro	93 794	0.44	100 392	0.50	38 500	40 628
Moldova (Republic of)	73 191	0.34	74 840	0.38	48 065	59 648
Iceland	61 744	0.29	62 597	0.31	8 000
Kosovo	45 824	0.21	45 824	0.23		14 176
Georgia	37 333	0.17	35 359	0.18		5 308
Malta	29 000	0.13	29 000	0.15
Latvia	20 804	0.10	24 000	0.12	8 000	8 000
Andorra	14 220	0.07	15 354	0.08		4 000
San Marino	8 200	0.04	8 867	0.04
Luxembourg (c)	1 100	0.01	300	0.01	1 900	2 700
Total	21 529 634	100.00	19 887 097	100.00	6 512 805	6 532 390

(a)	of which €1.0 million outstanding in favour of Target Group countries as at 31 December 2023 (31 December 2022: €2.1 million)
(b)	of which €11.8 million outstanding in favour of Target Group countries as at 31 December 2023 (31 December 2022: €14.7 million)
(c)	of which €1.1 million outstanding in favour of Target Group countries as at 31 December 2023 (31 December 2022: €0.3 million)

FINANCIAL STATEMENTS 2023

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location:

In thousand euros

Breakdown by borrowers’ country location	Outstanding		Financing commitments
	31/12/2023	31/12/2022	31/12/2023	31/12/2022
Türkiye	335 667	372 000
Poland	127 138	141 259
Bosnia and Herzegovina	91 485	92 284		4 727
Romania	38 439	50 476	6 871	6 621
Kosovo	35 000	35 000
Moldova (Republic of)	25 321	27 179		1 333
Albania	22 945	31 924
North Macedonia	19 272	21 110
Croatia	17 309	22 074
Lithuania	6 000	3 000		3 000
Italy	3 000	4 400
Bulgaria	1 881	2 558
Greece	1 333	667		1 000
Serbia	1 120	3 004
Luxembourg	1 100	300	1 900	2 700
Georgia	833	1 667
Ireland	360		600
Spain			950
Total	728 203	808 902	10 321	19 381

The interest rate subsidies are presented in Note K.

NOTE H - Tangible and intangible assets

In thousand euros

	Land and buildings (a)	Fixtures	Other	Intangible assets	Total
Gross book value At 1 January 2023	39 340	14 973	8 000	37 740	100 052
Additions	148	708	1 171	4 810	6 838
Other movements		(13)	(98)	(188)	(299)
At 31 December 2023	39 488	15 668	9 073	42 362	106 591
Depreciation At 1 January 2023	(94)	(12 535)	(6 693)	(23 186)	(42 508)
Charge for the year	(287)	(596)	(711)	(5 647)	(7 241)
Other movements
At 31 December 2023	(381)	(13 130)	(7 405)	(28 833)	(49 749)
Net book value
At 31 December 2023	39 107	2 538	1 669	13 529	56 843

FINANCIAL STATEMENTS 2023

In thousand euros

	Land and buildings (a)	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2022	37 687	15 113	8 165	37 089	98 053
Additions	2 531	347	798	4 697	8 373
Other movements	(878)	(486)	(963)	(4 046)	(6 374)
At 31 December 2022	39 340	14 973	8 000	37 740	100 052
Depreciation
At 1 January 2022	(852)	(11 898)	(7 179)	(20 834)	(40 763)
Charge for the year	(286)	(637)	(612)	(5 739)	(7 274)
Other movements	1 043		1 098	3 388	5 529
At 31 December 2022	(94)	(12 535)	(6 693)	(23 186)	(42 508)

Net book value
At 31 December 2022	39 246	2 439	1 306	14 554	57 545

(a) “Land and buildings” represent the Bank’s headquarters located at 55 avenue Kléber in Paris. In accordance with IFRS 16, a lease contract is also included in this item. The gross value of the right-of-use amounts to €2.7 million as at 31 December 2023 and the amortisation to -€381 thousand (31 December 2022: €2.5 million and -€94 thousand respectively).

NOTE I - Other assets and other liabilities

In thousand euros
	31/12/2023	31/12/2022
Other assets
Deposits of guarantees given (a)	597 607	638 133
Sundry debtors	2 946	3 019
Subscribed, called and unpaid capital and reserves to be received		711
Prepaid expenses	2 311	2 228
Sundry assets	4 450	3 407
Total	607 314	647 498
Other liabilities
Deposits of guarantees received (a)	451 087	904 640
Sundry creditors(b)	10 339	11 323
Sundry liabilities	47 404	1 038
Total	508 830	917 001

(a)	The Bank receives and gives guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2023, the CEB:

-	paid €597.6 million of guarantees in form of deposits (31 December 2022: €638.1 million),
-	received €451.1 million of guarantees in form of deposits (31 December 2022: €904.6 million) and €183.6 million in form of securities (31 December 2022: €210.6 million).

(b)	Of which €2.7 million of lease liability representing the gross value of the lease payments and - €348 thousand of liability amortisation, in accordance with IFRS 16 (31 December 2022: €2.5 million for the lease liability and -€85 thousand for the liability amortisation).

FINANCIAL STATEMENTS 2023

NOTE J - Financial liabilities at amortised cost

In thousand euros
	31/12/2023	31/12/2022
Amounts owed to credit institutions and to customers
Interest-bearing accounts	45 690	56 781
Borrowings and term deposits		13 333
Interest payable		62
Total	45 690	70 176
Debt securities in issue at amortised cost
Bonds	28 864 635	26 242 367
Interest payable	289 307	165 104
Value adjustment to debt securities in issue hedged by derivative instruments	(1 260 336)	(2 183 705)
Total	27 893 606	24 223 766

Development of customers’ interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, most of the contributions are provided by member states of the CEB and the European Union.

The Bank fulfils the role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit to providing grants to beneficiaries without having first received a contribution commitment from one or more donors.

As at 31 December 2023 the Bank managed 30 trust funds (2022: 30) with a total balance of €45.7 million (2022: €56.8 million). The resources on these accounts amount to €422.0 million (2022: €433.8 million) while disbursements stand at €376.4 million (2022: €377.0 million).

The table below provides a summary of the movements and commitments on the accounts administered by the CEB, distributed according to two categories:

•	Programs/Accounts funded by donor countries,

•	Programs/Accounts funded entirely or mainly by the European Union.

In thousand euros
	Resources(a)	Disbursements(b)	31/12/2023	Commitments to be received(c)	Commitments to be paid(c)
Programs/Accounts funded by donor countries	60 372	(42 021)	18 351		(3 025)

Programs/Accounts funded entirely or mainly by the European Union	361 673	(334 334)	27 339	138 375	(108 132)
Total	422 045	(376 355)	45 690	138 375	(111 157)
In thousand euros
	Resources(a)	Disbursements(b)	31/12/2022	Commitments to be received(c)	Commitments to be paid(c)
Programs/Accounts funded by donor countries	53 827	(38 671)	15 156		(2 780)

Programs/Accounts funded entirely or mainly by the European Union	379 996	(338 371)	41 625	104 623	(99 666)
Total	433 823	(377 042)	56 781	104 623	(102 446)

(a)      Consists of contributions received from donors and accrued interest,

(b)      Consists of grants disbursed to projects, fees and funds returned to donors,

(c)      The commitments to be received and to be paid refer to on-going projects only.

FINANCIAL STATEMENTS 2023

The table below presents the detail of the interest-bearing accounts distributed according to the two following categories:

In thousand euros

Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2023	31/12/2022
Programs/Accounts funded by donor countries
Migrant and Refugee Fund	Albania, Bosnia and Herzegovina, Bulgaria, Cyprus, Czech Republic, France, Germany, Holy See, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Malta, Norway, Poland, San Marino, Slovak Republic, Spain, Sweden, EIB, CEB	2015	38 837	(35 169)	3 668	5 774

Green Social Investment Fund	CEB, Czech Republic	2020	5 246	(3)	5 243	5 089

Spanish Social Cohesion Account	Spain	2009	4 081	(3 009)	1 072	1 122

Ukraine Solidarity Fund	Czech Republic, Germany, Ireland, Lithuania	2022	4 071	(660)	3 411	961

Slovak Inclusive Growth Account	Slovak Republic	2016	4 057	(2 387)	1 670	1 835

Disaster Prevention and Recovery Fund	CEB	2023	3 069	(120)	2 949

Italian Fund for Innovative Projects	Italy	2017	1 011	(673)	338	374

Sub-total Programs/Accounts funded by donor countries			60 372	(42 021)	18 351	15 156

FINANCIAL STATEMENTS 2023

					In thousand euros
Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2023	31/12/2022
Programs/Accounts funded entirely or mainly by the European Union
Accounts linked to the Regional Housing Program (RHP)
RHP Fund Country Account - Serbia	European Union, Germany	2013	69 000	(69 000)		16

RHP Fund Country Account - BiH	European Union, Germany, Italy	2012	63 088	(58 640)	4 448	2 280

RHP Fund Sub-Regional Account	Denmark, European Union, Germany, Luxembourg, Norway, Switzerland	2012	53 917	(52 471)	1 446	3 749

RHP Fund Regional Account	European Union, Türkiye, United States of America	2012	47 447	(41 256)	6 191	5 533

RHP Implementation 2	European Union	2017	15 784	(15 211)	573	98

RHP Fund Country Account - Croatia	European Union	2013	9 303	(9 303)

RHP Fund Country Account - Montenegro	European Union, Germany	2013	3 516	(3 152)	364	662

RHP Implementation Support Fund - ODA Account	Germany, Norway	2019	1 641	(1 595)	46	46

RHP Fund Country Account - BiH & SRB	Switzerland	2019	850	(850)

RHP Implementation Support Fund Account	Switzerland	2019	500	(2)	498	498

Special Account RHP Czech Republic	Czech Republic	2013	84	(40)	44	44

Special Account RHP Slovak Republic	Slovak Republic	2012	40	(38)	2	4

Special Account RHP Hungary	Hungary	2014	30	(1)	29	29

Eastern Europe Energy Efficiency and Environment Partnership (E5PR)
Reconstruction - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union Other Donors	2016	2 500	(2 500)

European Local Energy Assistance Facility (ELENA)
CEB-ELENA 2012	European Union	2012	1 004	(1 004)		275

Facility for Refugees in Türkiye (FRIT)
Türkiye Refugee Account	European Union	2017	50 001	(49 997)	4	61

Strengthening health infrastructures for all	European Union	2020	33 721	(23 629)	10 092	26 705

Western Balkans Investment Framework (WBIF)
WBIF: construction of prison facilities in Serbia	European Union Other Donors	2015	1 430	(1 430)

WBIF: North Macedonia, Rehabilitation of Physical Education Facilities in Primary and Secondary Schools	European Union Other Donors	2020	922	(922)

WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2020	501	(499)	2	151

InvestEU Programme
InvestEU Advisory Hub	European Union	2023	2 664	(213)	2 451

Programme Asylum, Migration and Integration
Partnerships and Financing for Migrant Inclusion	European Union	2021	1 706	(1 525)	181	811

Facility for Roma populations
Housing & Empowerment of Roma (HERO)	European Union	2021	2 024	(1 056)	968	662

Sub-total Programs/Accounts funded entirely or mainly by the European Union			361 673	(334 334)	27 339	41 625

Total Interest-bearing accounts			422 045	(376 355)	45 690	56 781

FINANCIAL STATEMENTS 2023

NOTE K - Social Dividend Account

The Bank uses the Social Dividend Account (SDA) to finance four types of grants:

- interest rate subsidies on loans granted by the Bank,

- guarantees to support the Bank’s financing of high social impact projects,

- technical assistance within the framework of projects financed by the CEB,

- grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to €300 thousand, which are approved by the Governor.

Grants can be up to €2 million each, with the exception of grant contributions which are limited to €500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

The Administrative Council approved the transfer of €5.0 million from the SDA to the Migrant and Refugee Fund (MRF) in March 2022 and another €5.0 million in June 2022, thus decreasing the resources of the Account by a total of €10.0 million.

At 31 December 2023, the breakdown of these sub-accounts is the following:

In thousand euros
SDA windows	31/12/2023	31/12/2022
Available deposits to be allocated	9
Available deposits to be allocated	9
Subsidies on loans approved	8 868	10 719
Available for subsidy	2 101	1 772
Interest rate subsidies on loans	10 969	12 491
Guarantees on loans approved	7 266	8 685
Available for guarantees	14 074	10 087
Loan guarantees	21 340	18 772
Approvals for technical assistance	1 261	1 261
Available for technical assistance	1 839	1 998
Technical assistance	3 100	3 259
Available for grant contributions	329	320
Grant contributions	329	320
Total	35 747	34 842

Funding

The SDA can be funded by:

a)	contributions received from CEB’s member states through dividends of a social nature, when the Bank’s annual profit is allocated,

b)	voluntary contributions from the Bank’s member states, upon approval by the Administrative Council, and

c)	voluntary contributions from Council of Europe member states and from non-member states or international institutions, upon approval by the Governing Board and the Administrative Council.

FINANCIAL STATEMENTS 2023

NOTE L - Provisions

In thousand euros

	31/12/2023	31/12/2022
Provisions Provision on social commitments	301 155	250 841
Impairment relating to financing commitments (Note S)	2 241	3 643
Total	303 396	254 484

Movements in provision on social commitments

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out as at 31 December 2023 based on individual data as at 30 June 2023.

The financial situation relating to post-employment benefits is presented below:

In thousand euros

	Pension scheme	Other post- employment benefits	Total
Provision as at 1 January 2023	213 300	37 541	250 841
Service cost	7 517	1 828	9 345
Interest cost related to discounted commitments	9 222	1 509	10 731
Changes in actuarial differences recognised directly in equity	36 858	1 786	38 644
Benefits paid	(6 681)	(1 725)	(8 406)
Provision as at 31 December 2023	260 216	40 939	301 155

In thousand euros

	Pension scheme	Other post- employment benefits	Total
Provision as at 1 January 2022	308 801	57 490	366 291
Service cost	10 258	2 809	13 067
Interest cost related to discounted commitments	6 360	1 145	7 505
Changes in actuarial differences recognised directly in equity	(107 319)	(22 027)	(129 346)
Benefits paid	(4 800)	(1 876)	(6 676)
Provision as at 31 December 2022	213 300	37 541	250 841

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2023	2022
Interest discount rate	3.75%	4.25%
Inflation rate	2.00%	2.00%
Pensions revaluation rate	2.00%	2.00%
Salary increase rate	3.50%	3.50%
Medical care employer’s contribution rate	4.46%	6.28%
Average duration	17.70	17.70

FINANCIAL STATEMENTS 2023

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated as at 31 December 2023, as well as the service cost, the interest cost and the estimated benefits for the year 2024, calculated based on a change of the discount rate assumption of -/+ 0.25%:

In thousand euros

Pension scheme	PBO 31/12/2023	Service cost 2024	Interest cost on PBO 2024	Estimated benefits 2024	PBO 31/12/2024
Discount rate -0.25%	271 201	9 086	9 365	(7 248)	282 404
Discount rate +0.25%	249 890	8 142	9 851	(7 242)	260 641

As at 31 December 2023, a decrease in the discount rate of 0.25% would have resulted in an increase of the pension commitment of 4.2%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 4.0% at that date.

In thousand euros

Other post-employment benefits	PBO 31/12/2023	Service cost 2024	Interest cost on PBO 2024	Estimated benefits 2024	PBO 31/12/2024
Discount rate -0.25%	42 688	1 375	1 455	(2 207)	43 311
Discount rate +0.25%	39 299	1 227	1 528	(2 207)	39 847

As at 31 December 2023, a decrease in the discount rate of 0.25% would have resulted in an increase of the commitment relating to other post-employment benefits of 4.3%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 4.0% at that date.

NOTE M - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the CEB.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of €1 000.

The accession procedure for prospective members consists of addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe,

-	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated on the basis of the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a risk appetite framework organised around various ratios (see Chapter 6 in Note B).

FINANCIAL STATEMENTS 2023

Capital breakdown by member states

The capital breakdown by member state as at 31 December 2023 is presented hereinafter.

In June 2023, following Ukraine’s accession, the Bank’s subscribed capital increased by €101 902 thousand and the paid-in capital increased by €11 311 thousand. Ukraine’s contribution was at no cost to Ukraine and was financed by current member states via the transfer from general reserves. Ukraine’s total contribution amounted to €58 954 thousand, corresponding to paid-in capital (€11 311 thousand) and the contribution to the CEB’s general reserves (€47 643 thousand). The increase in paid-in capital of €11 311 thousand was transferred from the general reserves and Ukraine’s contribution to the reserves resulted from rebalancing the existing reserves of current member states.

				In thousand euros
Member states	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915 770	814 114	101 656	16.414%
Germany	915 770	814 114	101 656	16.414%
Italy	915 770	814 114	101 656	16.414%
Spain	597 257	530 958	66 299	10.705%
Türkiye	388 299	345 197	43 102	6.960%
Netherlands	198 813	176 743	22 070	3.564%
Belgium	164 321	146 083	18 238	2.945%
Greece	164 321	146 083	18 238	2.945%
Portugal	139 172	123 724	15 448	2.495%
Sweden	139 172	123 724	15 448	2.495%
Poland	128 260	114 023	14 237	2.299%
Ukraine	101 902	90 591	11 311	1.827%
Denmark	89 667	79 712	9 955	1.607%
Finland	69 786	62 039	7 747	1.251%
Norway	69 786	62 039	7 747	1.251%
Bulgaria	62 459	55 526	6 933	1.120%
Romania	59 914	53 264	6 650	1.074%
Switzerland	53 824	43 229	10 595	0.965%
Ireland	48 310	42 948	5 362	0.866%
Hungary	44 788	39 816	4 972	0.803%
Czech Republic	43 037	38 260	4 777	0.771%
Luxembourg	34 734	30 878	3 856	0.623%
Serbia	25 841	22 973	2 868	0.463%
Croatia	21 376	19 003	2 373	0.383%
Cyprus	19 882	17 676	2 206	0.356%
Slovak Republic	18 959	16 854	2 105	0.340%
Albania	13 385	11 899	1 486	0.240%
Latvia	12 808	11 387	1 421	0.230%
Estonia	12 723	11 311	1 412	0.228%
North Macedonia	12 723	11 311	1 412	0.228%
Lithuania	12 588	11 191	1 397	0.226%
Slovenia	12 295	10 930	1 365	0.220%
Iceland	10 144	9 018	1 126	0.182%
Malta	10 144	9 018	1 126	0.182%
Georgia	9 876	8 780	1 096	0.177%
Bosnia and Herzegovina	9 689	8 614	1 075	0.174%
Montenegro	6 584	5 853	731	0.118%
Kosovo	6 559	5 831	728	0.118%
Moldova (Republic of)	5 488	4 878	610	0.098%
Andorra	4 925	4 378	547	0.088%
San Marino	4 867	4 206	661	0.087%
Liechtenstein	2 921	2 374	547	0.052%
Holy See	137	107	30	0.002%
Total 2023	5 579 046	4 954 771	624 275	100.000%
Total 2022	5 477 144	4 864 180	612 964

The earnings per participating certificate for 2023 amount to €19.58 (€14.55 for 2022).

Capital increase

On 2 December 2022, the Governing Board approved an increase of the Bank’s subscribed capital by a maximum of €4.25 billion, of which a maximum of €1.20 billion will be paid-in by the member states. The capital increase becomes effective at the end of the calendar month in which at least 67% of the participating certificates offered have been subscribed. As this threshold was reached in February 2024, the capital increase became effective on 29 February 2024. The subscription rate at 31 December 2023 was 51.47%.

FINANCIAL STATEMENTS 2023

NOTE N - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item “Interest and similar income” and the net amounts paid are classified under the item “Interest expenses and similar charges”, regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

The Interest margin is detailed below:

In thousand euros

	2023	2022
Financial assets at fair value through equity(a)	76 644	21 536
Hedging derivatives	43 145	(12 493)
Sub-total	119 789	9 043
Loans and advances at amortised cost(a)
- Credit institutions and central banks	481 001	103 385
- Customers	266 263	135 492
Hedging derivatives	276 905	(106 559)
Sub-total	1 024 169	132 318
Debt securities at amortised cost	51 564	45 061
Sub-total	51 564	45 061
Interest and similar income	1 195 522	186 422

Amounts owed to credit institutions and to customers	(23 065)	(803)
Sub-total	(23 065)	(803)
Debt securities in issue at amortised cost	(498 987)	(265 554)
Hedging derivatives	(486 210)	230 680
Sub-total	(985 197)	(34 874)
Other interest expenses and similar charges	(10 693)	(7 485)
Sub-total	(10 693)	(7 485)
Interest expenses and similar charges	(1 018 955)	(43 162)

Interest margin	176 567	143 260

(a) of which negative interest impact:		In thousand euros
- Financial assets at fair value through equity	(909)	(5 376)
- Advances at amortised cost	6 777	(15 915)
	5 868	(21 291)

FINANCIAL STATEMENTS 2023

NOTE O - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographic areas where its contribution is most needed, particularly in Central and Eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

In thousand euros

Breakdown by borrowers[1] country location	2023	2022
Poland	86 561	52 151
Hungary	34 999	16 178
Türkiye	27 437	16 854
Romania	14 635	7 427
Lithuania	11 417	4 849
Cyprus	9 191	3 451
Slovak Republic	7 591	3 840
Estonia	6 883	860
Serbia	6 624	2 719
Czech Republic	5 973	3 030
Croatia	5 612	4 429
Slovenia	4 345	991
Albania	2 531	1 979
North Macedonia	2 283	996
Bosnia and Herzegovina	1 487	1 268
Bulgaria	1 355	1 217
Moldova (Republic of)	960	571
Montenegro	776	475
Georgia	747	183
Malta	539	240
Kosovo	469	143
Latvia	299	387
Sub-total Target Group countries	232 714	124 238
Spain	48 466	11 381
France	28 944	12 792
Belgium	20 622	17 590
Finland	14 468	2 420
Italy	12 412	7 401
Germany	10 099	5 875
Netherlands	8 173	7 226
Ireland	7 660	4 509
Portugal	6 744	3 547
Sweden	5 148	3 275
Iceland	2 008	861
Greece	74	70
Andorra	60	57
San Marino	21	23
Sub-total other countries	164 899	77 027

Target Group countries through other countries	631	122

Total	398 244	201 387

Outstanding loans by country are presented in Note G.

FINANCIAL STATEMENTS 2023

NOTE P - Net gains or losses from financial instruments at fair value through profit or loss

Net gains or losses from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under Interest margin (Note N).

In thousand euros

	2023	2022
Net result from fair value hedging instruments	167 382	(388 820)
Revaluation of hedged items attributable to hedged risks	(176 557)	397 677
Result from financial instruments at fair value through profit or loss	(5 002)	(951)
Revaluation of exchange positions	(27)	(184)
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	7	(42)
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	297	(822)
Total	(13 900)	6 859

NOTE Q - General operating expenses

In thousand euros

	2023	2022
Wages and salaries	(30 389)	(28 974)
Social charges and pension costs	(7 470)	(11 353)
Other general operating expenses	(14 464)	(12 954)
Total	(52 323)	(53 281)

As at 31 December 2023, the Bank staff was composed of: 4 appointed officials (Governor and Vice-Governors) and 216 professional staff. As at 31 December 2022, there were 4 appointed officials (Governor and Vice-Governors) and 211 professional staff.

NOTE R - Cost of risk

The general impairment valuation model used by the CEB is based on the following two steps:

■	assessing whether there is a significant increase in credit risk since initial recognition, and

■	measuring the impairment allowance on the 12-month expected losses basis if there has been no significant increase in credit risk since initial recognition or on the full lifetime expected losses basis (i.e. expected loss at maturity) if there has been a significant increase in credit risk since initial recognition.

These two steps must be based on a forward-looking approach.

Significant increase in credit risk

The assessment of a significant increase in credit risk is measured at the level of each transaction based on indicators and thresholds that vary according to the type of counterparty and its internal rating.

The indicator used to assess a significant increase in credit risk is the counterparty’s internal credit rating. The internal rating system is described in Chapter 1 of Note B (on Credit Risk). The assessment is based on a relative criterion namely the number of notches of downgrades compared to the original rating. However, where the transaction was already present in the bank’s portfolio as at 1 January 2018, the criterion for assessing a significant increase in credit risk is absolute according to the internal credit rating at the valuation date.

In both cases, the deterioration in credit quality is considered significant, and the transaction is classified in stage 2, if the internal credit rating at the valuation date is 3.5 or below. However, sovereigns are systematically classified in stage 1 given the CEB’s Preferred Creditor Status.

Assets are considered in default and classified in stage 3 in the event of a payment delay of more than 90 days.

During the year 2023, no defaults occurred in the Bank’s portfolio.

FINANCIAL STATEMENTS 2023

Forward-looking approach

The Bank takes forward-looking information into account in measuring Expected Credit Losses (ECL).

The Bank has chosen to use three macroeconomic scenarios, covering a wide range of potential future economic conditions. Currently, the scenarios are defined by Moody’s Analytics and updated on a monthly basis.

The main macroeconomic variables are the evolution of GDP in the euro area and the evolution of stock markets in Europe. The modelling of macroeconomic variables over the projection horizon is based on Monte Carlo simulations using an autoregressive model with two variables and three lags.

The scenarios used under IFRS 9 are as follows:

•	a base scenario, which describes the most likely economic situation over the 5-year projection horizon;

•	an adverse scenario, which reflects the impact of the materialisation of risks weighing on the base scenario, resulting in a less favourable economic situation. This scenario is defined as the 10% quantile in Monte Carlo simulations of GDP growth in the euro area;

•	a favourable scenario, which reflects the materialisation of risks resulting in a better economic situation. This scenario is defined as the 90% quantile in Monte Carlo simulations of GDP growth in the euro area.

In order to arrive at a balanced estimate of the provisions, the probability of occurrence of the favourable scenario is equal to the probability of occurrence of the adverse scenario.

The weights assigned to the scenarios are as follows:

•	60% for the base scenario,

•	20% for the adverse scenario, and

•	20% for the favourable scenario.

Cost of risk provision for the period

In thousand euros

	2023	2022
Net allowances to impairment - capital	6 945	(10 706)
Net allowances to impairment - interest	(11)	(58)
Total	6 934	(10 764)

Detail of the cost of risk for the period

In thousand euros

	2023	2022
Balances with central banks	62	(195)
Financial assets at fair value through equity	10	(374)
Financial assets at amortised cost
Loans	5 789	(7 548)
Advances	(252)	(77)
Debt securities	(53)	(243)
Other assets	37	(444)
Financing commitments	1 341	(1 883)
Total	6 934	(10 764)
Cost of risk of unimpaired outstanding	6 934	(10 764)
of which stage 1	6 922	(10 616)
of which stage 2	12	(148)
Cost of risk of impaired outstanding - stage 3

FINANCIAL STATEMENTS 2023

Changes in impairment over the period

	In thousand euros
	Impairment on outstanding amounts with expected 12 months losses (stage 1)	Impairment on outstanding amounts with lifetime expected losses (stage 2)	Impairment on doubtful outstanding amounts (stage 3)	Total
As at 1 January 2023	(25 480)	(148)		(25 628)
Net allowances to impairment Financial assets acquired during the period	(4 818)			(4 818)
Financial assets derecognised during the period	1 557			1 557
Transfer to stage 2 Transfer to stage 3 Transfer to stage 1 Other allowances/reversals without stage transfer	10 183	12		10 195
As at 31 December 2023	(18 558)	(136)		(18 694)

NOTE S - Financing commitments given or received

In thousand euros

	31/12/2023	31/12/2022
Financing commitments given To credit institutions To customers	2 428 014 4 084 792	2 306 448 4 225 942
Total financing commitments given	6 512 805	6 532 390
Impairment of financing commitments given of which stage 1 of which stage 2 of which stage 3	2 241 2 241	3 643 3 643

No financing commitment received was recorded as at 31 December 2023.

NOTE T - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2023 and the closing date of the accounts by the Governor on 4 March 2024.